                                                                    EXHIBIT 10.5

                                                                  EXECUTION COPY

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       FOR

                              CL ASHTON WOODS, L.P.

                                TABLE OF CONTENTS

ARTICLE I   DEFINITIONS                                                                      1
            Section 1.1    Definitions                                                       1
            Section 1.2    Terms Generally                                                  10
            Section 1.3    Other Definitions                                                10
            Section 1.4    Exhibits and Schedules                                           10

ARTICLE II  GENERAL PROVISIONS                                                              11
            Section 2.1    Formation of Partnership                                         11
            Section 2.2    Certificates                                                     11
            Section 2.3    Name                                                             11
            Section 2.4    Place; Registered Agent                                          11
            Section 2.5    Term                                                             11
            Section 2.6    Purposes of Partnership                                          11
            Section 2.7    Nature of Partnership Interests                                  12
            Section 2.8    Form of Entity; Limited Authority                                12
            Section 2.9    Other Activities                                                 13

ARTICLE III CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS                                     13
            Section 3.1    Initial Capital Contributions                                    13
            Section 3.2    Additional Capital Contributions                                 13
            Section 3.3    Optional Loans                                                   15
            Section 3.4    Capital Calls                                                    16
            Section 3.5    Capital Accounts                                                 18
            Section 3.6    Rights of Creditors                                              18
            Section 3.7    Percentage Interests and Residual Interests                      19
            Section 3.8    Additions to and Withdrawal of Capital                           19
            Section 3.9    Financing                                                        19
            Section 3.10   Power of Attorney                                                19

ARTICLE IV  DISTRIBUTIONS AND ALLOCATIONS                                                   19
            Section 4.1    Allocation of Net Profit                                         19
            Section 4.2    Allocation of Net Loss                                           20
            Section 4.3    Net Loss Limitation                                              21
            Section 4.4    Intentions and Construction of Allocations                       21
            Section 4.5    Special Allocations                                              21
            Section 4.6    Curative Allocations                                             22
            Section 4.7    Other Allocation Rules                                           22
            Section 4.8    Tax Allocations                                                  23
            Section 4.9    Distributions of Net Receipts                                    23
            Section 4.10   Manner of Distribution                                           24

ARTICLE V   BOOKS OF ACCOUNT, ACCOUNTING AND REPORTS                                        24
            Section 5.1    Books and Records; Fiscal Year                                   24

             Section 5.2    Financial Statements and Reports                                 25
             Section 5.3    Tax Status and Returns                                           25
             Section 5.4    Bank Accounts                                                    25
             Section 5.5    Accounting, Bookkeeping, Personnel                               25
             Section 5.6    Designation of Tax Matters Partner                               25
             Section 5.7    Tax Elections                                                    26
             Section 5.8    Custody of Partnership Funds                                     26

ARTICLE VI   MANAGEMENT OF THE PARTNERSHIP                                                   26
             Section 6.1    Management                                                       26
             Section 6.2    Powers and Duties of the Managing Partner                        26
             Section 6.3    Insurance                                                        28
             Section 6.4    Employment of Others                                             28
             Section 6.5    Project Development Budget Updates                               29
             Section 6.6    Management Fee                                                   29
             Section 6.7    Licenses                                                         29
             Section 6.8    Indemnification                                                  29
             Section 6.9    Limitations on Power and Authority of the
                            Managing Partner                                                 30
             Section 6.10   Annual Business Plan                                             33
             Section 6.11   Management by Limited Partners Prohibited                        35
             Section 6.12   Inspection                                                       35
             Section 6.13   Consultations                                                    35
             Section 6.14   Compensation                                                     35
             Section 6.15   Removal of Managing Partner                                      36
             Section 6.16   Partner Meetings                                                 36

ARTICLE VII  REPRESENTATIONS, WARRANTIES AND COVENANTS                                       38
             Section 7.1    Representations, Warranties and Covenants                        38
             Section 7.2    Indemnity for Breach of Warranty                                 39
             Section 7.3    Scope of Authority                                               39

ARTICLE VIII CONTRACTS WITH RELATED PARTIES; ACQUISITION
             AND DEVELOPMENT OF THE PROPERTY                                                 40
             Section 8.1    Related Party Contracts                                          40
             Section 8.2    Acquisition of the Real Property                                 40

ARTICLE IX   BUY-SELL                                                                        40
             Section 9.1    Buy-Sell                                                         40

ARTICLE X    TRANSFER OF PARTNERSHIP INTEREST(S)                                             43
             Section 10.1   Transfer of Partnership Interest(s)s Held by the
                            General Partner                                                  43
             Section 10.2   Acquisition of Partnership hiterest(s) for
                            Investment                                                       43
             Section 10.3   Transfer of Partnership Interest(s) Held by any
                            Limited Partner                                                  44

             Section 10.4    Incapacity of a Partner                                         44
             Section 10.5    Assignees                                                       45
             Section 10.6    Substituted Partner                                             45
             Section 10.7    Indirect Transfers                                              45

ARTICLE XI   DEFAULT                                                                         46
             Section 11.1    Events of Default                                               46
             Section 11.2    Elections of Non-Defaulting Partner                             47

ARTICLE XII  TERM; LIQUIDATION AND DISSOLUTION                                               49
             Section 12.1    Term                                                            49
             Section 12.2    Dissolution                                                     49
             Section 12.3    Liquidation and Distribution Procedure                          49

ARTICLE XIII ARBITRATION                                                                     51
             Section 13.1    Initiation                                                      51
             Section 13.2    Court Enforcement of Arbitration Award                          52
             Section 13.3    Consolidation Proceedings                                       52

ARTICLE XIV  GENERAL PROVISIONS                                                              52
             Section 14.1    Independent Parties                                             52
             Section 14.2    Counterparts                                                    52
             Section 14.3    Notices                                                         53
             Section 14.4    Effect and Interpretation                                       54
             Section 14.5    Severability                                                    54
             Section 14.6    Binding Upon Successors                                         54
             Section 14.7    Gender                                                          54
             Section 14.8    Headings                                                        54
             Section 14.9    Entire Agreement                                                54
             Section 14.10   Force Majeure                                                   54
             Section 14.11   Time                                                            55

Exhibits

Exhibit A  Property

Exhibit B  Development Budget

Exhibit C  Development Plan

Exhibit D  Lot Sale Contract

Exhibit E  Initial Annual Business Plan

Exhibit F  Initial Annual Budget

Exhibit G  Purchase Agreement

Schedules

Schedule 3.1 - Initial Capital Contributions

Schedule 3.2(a) - Partners' Total Project Cost Commitments

Schedule 6.15   - Minimum Sales Requirements

                      AGREEMENT OF LIMITED PARTNERSHIP FOR

                             CL ASHTON WOODS, L.P.

      THIS AGREEMENT OF LIMITED PARTNERSHIP FOR CL ASHTON WOODS, L.P. (the "Agreement") is made and entered into to be effective as of March 10, 2005, by and among CL TEXAS I, GP, LLC, a Georgia limited liability company, as a General Partner ("CLGP"); CL TEXAS, L.P., a Texas limited partnership ("CL"), as a Limited Partner; AW SOUTHERN TRAILS, INC., a Texas corporation ("Ashton Woods GP"), as a General Partner; and ASHTON HOUSTON RESIDENTIAL L.L.C., a Texas limited liability company ("Ashton Woods LP"), as a Limited Partner.

      The parties hereto desire to form a limited partnership under the laws of the State of Texas, for the purposes and on the terms provided herein.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the General Partner and Limited Partners do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.1 DEFINITIONS. The following terms, explanations and definitions of words, phrases and clauses shall govern when the terms are used in this Agreement unless the context thereof specifically indicates a different meaning:

      ACT means the Texas Revised Limited Partnership Act, as the same from time to time has been or may be amended.

      ADDITIONAL CAPITAL CONTRIBUTIONS means the contributions to the capital of the Partnership to be made by each of the Partners, as applicable, in accordance with the provisions of Sections 3.2 and 3.4 of this Agreement.

      ADJUSTED CAPITAL ACCOUNT DEFICIT means, with respect to a Partner, the deficit balance, if any, in that Partner's Capital Account as of the end of the relevant Fiscal Year or other applicable period, after giving effect to the following adjustments:

                  (a)The Capital Account will be increased by any amount that the Partner is obligated to restore, if any, including any amount such Partner is deemed to be obligated to restore under the penultimate sentence of Regulations Sections 1.704-2(g) (1) and 1.704-2(i)(5); and

                  (b)The Capital Account will be decreased by the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently with those provisions.

      AFFILIATE means, with respect to any Person, (a) any officer, director, trustee, partner, employee or current holder of ten percent (10%) or more of any class of the voting securities of or equity or profits interest in such Person;
(b) any corporation, partnership, trust, estate or other entity controlling, controlled by or under common control with such Person; (c) any officer, director, trustee, partner, employee or current holder of ten percent (10%) or more of the outstanding voting securities of or equity or profits interest in any corporation, partnership, trust or other entity controlling, controlled by or under common control with such Person; and (d) any relative (within the third degree of consanguinity) or spouse (or any relative within the third degree of consanguinity of any such spouse) of any natural person included in clauses (a),
(b) or (c) above, or any trusts for the benefit of or entities controlled by or under common control with any such relative or spouse. With regard to CL, for purposes of clause (b) of the immediately preceding sentence, "Affiliate" shall include Cousins Real Estate Corporation, a Georgia corporation, and Lumbermen's Investment Corporation, a Texas corporation, or an Affiliate of either corporation.

      AGREEMENT means this Agreement of Limited Partnership, as the same may be amended from time to time.

      ANNUAL BUDGET means the annual budget for the Partnership prepared and approved as part of the Annual Business Plan pursuant to Section 6.10 herein which shall be comprised of: (A) an estimate of all receipts from and expenditures for the ownership, management, development and sale of Lots for each Fiscal Year (that are not detailed in the Development Budget) and (B) an estimate of all capital expenditures with respect to the Project for any Fiscal Year (that are not detailed in the Development Budget).

      ANNUAL BUSINESS PLAN means the annual business plan prepared by the Managing Partner and Approved by the Partners in accordance with the provisions of Section 6.10 of this Agreement. Each Annual Business Plan shall include the Minimum Sales Requirements for such period.

      APPROVED BY THE PARTNERS or APPROVAL OF THE PARTNERS shall mean approved by or approval of the General Partners and the holders of at least two-thirds (66.67%) of the Percentage Interests, provided, however, except for the specific matters described in Section 6.9(a), a Defaulting Partner shall not have a right to approve any matter hereunder.

      ASHTON WOODS shall mean Ashton Houston Residential L.L.C., a Texas limited liability company.

      ASHTON WOODS GP shall mean AW Southern Trails, Inc., a Texas corporation. Ashton Woods GP's principal place of business is located at 11375 West Sam Houston Parkway South, Suite 100, Houston, Texas 77031.

      ASHTON WOODS LP shall mean Ashton Houston Residential L.L.C. Ashton Woods LP's principal place of business is located at 11375 West Sam Houston Parkway South, Suite 100, Houston, Texas 77031.

      BANKRUPTCY or BANKRUPT means and/or refers to bankruptcy or insolvency, or a bankruptcy or insolvency, reorganization, arrangement, liquidation or similar proceeding under the laws of any jurisdiction, Federal or state, including, but not limited to, a voluntary or involuntary petition under any bankruptcy or insolvency laws or under the reorganization provisions of any law, the voluntary or involuntary appointment of a receiver, the voluntary or involuntary assignment for the benefit of creditors generally, or an admission in writing of the inability to pay debts as they become due; provided, however, that, in the case of any involuntary petition, appointment, assignment or similar involuntary proceeding, such action shall not constitute a Bankruptcy and the party which is the object of such action shall not be considered Bankrupt until ninety (90) days has elapsed from the initiation of such action without the dismissal of such involuntary proceeding.

      BUSINESS DAY shall mean any day except a Saturday, Sunday or any other day in which commercial banks in Atlanta, Georgia are authorized or required by law to close.

      CAPITAL ACCOUNT shall mean one of the individual capital accounts maintained for each Partner in accordance with the terms of Section 3.5 of this Agreement.

      CAPITAL CONTRIBUTION means, with respect to any Partner, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by that Partner, net of liabilities encumbering such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code, including all Initial Capital Contributions and Additional Capital Contributions. Any reference in this Agreement to the Capital Contribution of a particular Partner will include a Capital Contribution made by any prior Partner with respect to the Partnership Interest(s) of the applicable Partner.

      CL shall mean CL Texas, L.P., a Texas limited partnership and a Limited Partner in the Partnership. CL's principal office is located at 5495 Beltline Road, Suite 225, Dallas, Texas 75254.

      CLGP shall mean CL Texas I GP, LLC, a Georgia limited liability company and a General Partner in the Partnership. CLGP's principal office is located at 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339

      CODE shall mean the Internal Revenue Code of 1986, as from time to time amended, together with all regulations thereunder from time to time in effect.

      CONTRIBUTION LOAN shall have the meaning set forth in Section 3.4(c) herein.

      DEFAULTING PARTNER shall have the meaning set forth in Section 11.1.

      DEPRECIATION means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period Depreciation will be an amount which bears the same ratio to the initial Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis (except as required by Regulations Section 1.704-3(d)), provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the initial Gross Asset Value using any reasonable method selected by the General Partners.

      DESIGNATED REPRESENTATIVE(s) shall mean Tom Krobot and Bob Salomon with respect to Ashton Woods GP, and Bruce Smith, Michael Quinley and Craig Knight with respect to CLGP. Any Designated Representative may be replaced or additional Designated Representatives may be appointed by the applicable Partner upon notice to the other Partners. In the event any Partner has more than one
(1) Designated Representative, the decision of any Designated Representative of such Partner that is in writing signed by a Designated Representative of such Partner or is reflected in the approved minutes of a meeting shall be binding on the applicable Partner and the other Designated Representative(s) of such Partner and may be relied on by the other Partners hereunder.

      DEVELOPER shall mean the "Development Manager" designated in the Development Agreement.

      DEVELOPMENT AGREEMENT shall mean that certain Development Agreement made and entered into by and between Aurous Development Services, Ltd., a Texas limited partnership, and Ashton Southern Trails Joint Venture, a Texas joint venture, as assigned by Ashton Southern Trails Joint Venture to the Partnership, or otherwise as approved by the Partners.

      DEVELOPMENT BUDGET shall mean the budget of the anticipated Development Costs for the Project attached hereto as Exhibit B and incorporated herein by reference, as the same may be amended from time to time with the Approval of the Partners.

      DEVELOPMENT COSTS shall mean all costs which have been or are estimated to be incurred by the Partnership with respect to the acquisition, design, development, construction, financing, and completion of the Project and the marketing and sale of Lots, as set forth in the Development Budget.

      DEVELOPMENT PLAN shall mean Development Plan for the Project attached hereto as Exhibit C and incorporated herein by reference, including the Plans and Specifications and the Development Budget, as the same may be amended from time to time with the Approval of the Partners.

      DUE DILIGENCE MATERIALS shall mean all studies, reports, tests, plans, investigations, entitlements, surveys, permit and zoning applications and/or approvals, and other due diligence and predevelopment documents, materials and applications which relate to the Project.

      FINANCING(s) shall mean one or more, as the context shall so indicate, of those certain loan(s) made by the respective Lender(s) to the Partnership to finance and/or refinance the acquisition and/or development of the Project, as Approved by the Partners.

      FINANCING ENHANCEMENTS shall have the meaning set forth in Section 3.2(a).

      FISCAL YEAR shall mean the fiscal year of the Partnership established pursuant to Section 5.1, except that the first fiscal year of the Partnership shall commence on the date hereof and shall terminate on the last day of 2005.

      FORCE MAJEURE EVENT shall mean strikes, embargoes, national emergencies, acts of God, affirmative acts of governmental agencies relating to the population in general (as opposed to acts of governmental agencies relating to the Project or the Property) and other events beyond the reasonable control of the parties (except for the inability of a party to pay money).

      GENERAL PARTNER(s) shall initially mean CL and Ashton Woods, and any successors acting in such capacity.

      GROSS ASSET VALUE means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

            (a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Regulations Section 1.704-l(b)(l)(iv)) by a Partner to the Partnership will be the fair market value of the asset on the date of the contribution, as Approved by the Partners.

            (b) The General Partners may adjust the Gross Asset Values of all Partnership assets to equal the respective fair market values of the assets as of (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimus capital contribution;
(ii) the distribution by the Partnership to a Partner of more than a de minimus amount of Partnership assets as consideration for an interest in the Partnership; (iii) the grant of an interest in the Partnership (other than a de minimums interest) as consideration for the provision of services to or for the benefit of the Partnership by any new or existing Partner, and (iv) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i),
(ii) and (iii) above shall be made only if the General Partners reasonably determine an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

            (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal its then gross fair market value on the date of distribution as reasonably determined by the General Partners.

            (d) The Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-l(b)(2)(iv)(m); provided, however, Gross Asset Values will not be adjusted under this paragraph to the extent that the General Partners reasonably determine that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

            (e) If the Gross Asset Value of any asset has been determined or adjusted under paragraphs (a), (b) or (d) above, the Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Net Profit and Net Loss.

      GROSS RECEIPTS shall mean revenues and receipts (other than funds received as Capital Contributions), calculated on an accrual basis, from the conduct of the business of the Partnership from all sources, including but not limited to
(a) the gross cash proceeds from any sale, ground lease, exchange, condemnation or other disposition of Lots or the Project or any portion thereof, including but not limited to all principal and interest payments received with respect to any note or other obligation received by the Partnership in connection with a sale or other disposition of the Project or any portion thereof, plus (b) the principal amount of all funds borrowed by the Partnership from time to time, plus (c) the amount of any recovery of title, hazard or casualty insurance proceeds from time to time (other than rental interruption insurance) in excess of amounts expended in the restoration or repair of the Project, and the recovery from any voluntary or involuntary condemnation of the Project or any portion thereof in excess of amounts expended in the restoration of the Project, plus (d) infrastructure reimbursements from third parties, including but not limited to, utility reimbursements.

      IMPROVEMENTS shall mean any and all improvements developed or to be developed upon or for the benefit of the Project in accordance with the Development Plan.

      INITIAL CAPITAL CONTRIBUTIONS shall mean the contributions to the capital of the Partnership to be made by each of the Partners, as applicable, in accordance with the provisions of Section 3.1 of this Agreement.

      LENDER(s) shall mean the financial institution(s) making the Financing available to the Partnership, as the context shall so indicate.

      LIMITED PARTNER(s) shall initially mean Ashton Woods and CL, and any respective permitted successors thereto or assigns thereof.

      LOT shall mean any subdivided lot developed or to be developed as a single family residential lot in the Project.

      LOT SALE CONTRACT(s) shall mean the contract(s) of sale, substantially in the form attached hereto as Exhibit D, to be entered into by the Partnership and [Ashton Woods] providing for the sale of Lots to Ashton Woods or an Affiliate of Ashton Woods and such other contracts of sale Approved by the Partners for the sale of Lots to third-party builders.

      MAJOR DECISIONS shall mean those actions which are not to be taken by either Partner unless and until Approved by the Partners as set forth in Section
6.9 of this Agreement or as required elsewhere in this Agreement.

      MINIMUM SALES REQUIREMENTS shall be include in each Annual Business Plan. The Minimum Sales Requirements for the period of the first Annual Business Plan are shown on Schedule 6.15 to this Agreement. Schedule 6.15 also sets forth the projected Minimum Sales Requirements for periods beyond the period covered by the first Annual Business Plan, but such projected Minimum Sales Requirements are not binding on the Managing Partner and are subject to change each time the Managing Partner prepares an Annual Business Plan and submits such Annual Business Plan to be Approved by the Partners in accordance with the provisions of Section 6.10 of this Agreement; provided, however, in no event shall the Minimum Sales Requirements for any annual period exceed the projected Minimum Sales Requirements set forth on Schedule 6.15 unless Approved by the Partners. The Minimum Sales Requirements included within an Annual Business Plan Approved by the Partners shall become the Minimum Sales Requirements for such period. In determining the Minimum Sales Requirements to be included within an Annual Business Plan, for a particular period as the Partners shall consider, among other things, (i) the general economic conditions of the Houston Metropolitan Area and the specific economic conditions of the City of Pearland, (iii) the performance or non-performance of homebuilders (other than Ashton Woods or any Affiliate thereof) under lot sales contract executed by the Partnership for the sale of lots in the Project, and
(iii) the extent that the lot sales and gross revenues in the periods covered by previous Annual Business Plans exceed the lot sales or gross revenues set forth in the Minimum Sales Requirements for such periods. In other words, should the Managing Partner exceed the Minimum Sales Requirements for a particular period or periods then the Minimum Sales Requirements included in the next Annual Business Plan or Plans should reflect such fact and not penalize the Managing Partner for executing the Minimum Sales Requirements for such period.

      MANAGING PARTNER shall mean Ashton Woods or any successor Managing
Partner.

      NET PROFIT or NET LOSS shall mean, for each Fiscal Year, the Partnership's taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(l) of the Code) and Regulations Section 1.703-1, but with the following adjustments:

            (a)Any tax-exempt income, as described in Section 705(a)(l)(B) of the Code, realized by the Partnership during such Fiscal Year shall be added to such taxable income or taxable loss;

            (b)Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Regulations Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;

            (c)In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clauses (b) or (c) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

            (d)Any item of income, gain, loss or deduction that is required to be specially allocated to a Partner under this Agreement, including without limitation Sections 4.5, 4.6, 4.7 and 4.8(b) hereof, shall not be taken into account in computing such taxable income or taxable loss;

            (e) The amount of any gain or loss required to be recognized by the Partnership during such Fiscal Year by reason of a sale or other disposition of the Project, or any part thereof or any other asset of the Partnership, shall be computed as if the Partnership's adjusted basis in such property for income tax purposes were equal to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

            (f) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other applicable period.

If the Partnership's taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided above in clauses (a) through (f) above, is (i) a positive amount, such amount shall be the Partnership's Net Profit for such Fiscal Year, and (ii) a negative amount, such amount shall be the Partnership's Net Loss for such Fiscal Year.

      NET RECEIPTS shall mean for the applicable period the Gross Receipts of the Partnership for such period plus any reserves not needed for operations as reasonably determined by the General Partners, less Operating Expenses for such period and less a reasonable reserve for the conduct of the business of the Partnership reasonably established by the General Partners.

      NON-DEFAULTING PARTNER shall have the meaning set forth in Section 11.1.

      OPERATING DEFICIT means, for any particular period of time, the amount (if any) by which Operating Expenses for such particular period of time exceed, or are projected to exceed, Gross Receipts for such period of time.

      OPERATING EXPENSES shall mean, all expenses of any kind made with respect to the operations of the Partnership in the normal course of business determined on an accrual basis, including, but not limited to: (a) the actual, reasonable and customary expenses and costs relating to any sale, financing or refinancing of the Project, including any partial release payment made pursuant to the terms of any applicable financing encumbering the Property or the portion thereof so sold, any reserves for warranty items, and/or any prepayment charges or mortgage broker fees (paid to third parties which are not an Affiliate of any Partners) or incurred in connection with any financing or refinancing, (b) currently due and payable principal, interest and extension fees, if any, payable pursuant to any loans obtained by the Partnership, (c) expenditures for capital improvements, (d) reasonable working capital reserves for payment of all obligations of the Partnership for which loan proceeds are not available, as reasonably established by the General Partners, (e) amounts paid from condemnation and/or insurance proceeds for restoration and/or repair of the Project or any portion thereof, (f) any amounts paid for taxes, assessments, fees, governmental charges, insurance, maintenance costs, and utilities, (g) any fees paid to consultants and other advisors hired by the Partnership in conjunction with the Project, (h) any costs and expenses paid by the Partnership to maintain any agricultural, open space use or other exemption or qualified use for tax purposes, and (i) any other similar costs and expenses.

      OPTIONAL LOAN shall have the meaning set forth in Section 3.3 herein.

      PARTNER means any partner of the Partnership, including any General Partner or any Limited Partner, and "Partners" means the General Partners and the Limited Partners, collectively.

      PARTNERSHIP means CL ASHTON WOODS, L.P., a Texas limited partnership, as such Partnership may from time to time be constituted.

      PARTNERSHIP INTEREST means, as to any Partner at any time, such Partner's Capital Account, Percentage Interest, Residual Interest, and right to distributions, profits and losses of the Partnership in accordance with the provisions of this Agreement, and any other rights which such Partner has in the Partnership in accordance with the provisions of this Agreement or under applicable law.

      PERCENTAGE INTEREST(s) means the respective percentage interests of the Partners and their respective permitted successors and assigns in the Partnership, as set forth in Section 3.7(a) of this Agreement.

      PERSON means an individual or an entity such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability partnership, trust or business association. When a Person is an entity, the words "he," "him" and "his" and similar words shall include or refer to "it" and "its" and similar words.

      PHASES means one or more sections, phases, portions, parcels or segments of the Property as reflected or to be reflected in the Development Plan.

      PLANS AND SPECIFICATIONS means the plans, drawings and specifications for development of the Improvements prepared at the direction of the Managing Partner for the Partnership and Approved by the Partners.

      PREFERRED RETURN shall mean, with respect to a Partner (and any permitted transferee), a return on the average daily balance of such partner's (and any permitted transferee's) Unreturned Contribution Account, commencing on the date such Partner (and any permitted transferee) first makes (or is deemed to have made) a Capital Contribution pursuant to this Agreement, during the period to which such return relates, at a rate equal to eighteen percent (18%) per annum. The return shall be determined on the basis of the actual number of days in the period for which the return is being determined, cumulative and compounded annually to the extent not distributed pursuant to Section 4.9(b).

      PREFERRED RETURN ACCOUNT shall mean, with respect to a Partner (and any permitted transferee), the excess, if any, of (i) aggregate Preferred Return of such Partner (and any permitted transferee) over (ii) the aggregate distributions to such Partner (and any permitted transferee) pursuant to Section 4.9(b), in each case since the inception of the Partnership. In the event of the sale, transfer, assignment or other disposition of the Partnership Interest in the Partnership initially issued to such Partner, the transferee of such Partnership Interest shall succeed to the Preferred Return Account balance, if any, attributable to the transferred Partnership Interest.

      PRIME RATE means the prime lending rate for large U.S. money center commercial banks, as published in the Money Rates section of the Wall Street Journal, as the same may vary from time to time during the applicable period; provided, however, in the event such method of determining the Prime Rate is no longer available, then a comparable rate shall be used in lieu thereof as Approved by the Partners.

      PRO FORMA SALES BUDGET shall have the meaning set forth in Section
6.10(a).

      PROJECT shall mean, collectively, the Property and the Improvements to be developed thereon as Approved by the Partners.

      PROJECT COST COMMITMENT shall have the meaning set forth in Section 3.2(a) hereof.

      PROPERTY shall mean that certain tract of real property to be acquired by the Partnership from Ashton Southern Trails Joint Venture, a Texas joint venture, as of even date herewith and more particularly described on Exhibit A attached hereto and incorporated herein by reference.

      PURCHASE AGREEMENT shall mean the Contract for the Sale of Real Estate between the Partnership and Ashton Southern Trails Joint Venture, as approved by CLGP on behalf of the Partnership and attached hereto as Exhibit G and incorporated herein.

      REGULATIONS shall mean the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

      RESIDUAL INTEREST(s) means the respective residual interests of the Partners (and their respective permitted successors and assigns) in distributions, if any, pursuant to Section 4.9(d) of this Agreement, as set forth in Section 3.7(b).

      TOTAL PROJECT COST COMMITMENT shall have the meaning set forth in Section 3.2(a).

      TRANSFER shall mean any transfer, sale, pledge, hypothecation, encumbrance or assignment of all or any portion of an interest in the Partnership, whether voluntarily or by operation of law.

      UNRETURNED CONTRIBUTION ACCOUNT shall mean an account maintained for each Partner equal to, as of any particular date, the excess, if any, of (i) the aggregate amount of Capital Contributions of such Partner pursuant to this Agreement, minus (ii) the aggregate amount of distributions to such Partner pursuant to Section 4.9(c) herein, in each case since the inception of the Partnership. In the event of the sale, transfer, assignment or other disposition of the Partnership Interest in the Partnership initially issued to such Partner, the transferee of such Partnership Interest shall succeed to the Unreturned Contribution Account balance, if any, attributable to the transferred Partnership Interest.

      SECTION 1.2 TERMS GENERALLY. The definitions in Section 1.1 above shall apply equally to both the singular and plural forms of the terms defined herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" or "Party" includes individuals, partnerships, corporations, trusts and other associations. The words "include", "includes", and "including" shall be deemed to be followed by the phrase "without limitation".

      SECTION 1.3 OTHER DEFINITIONS. In addition to the terms defined in Section 1.1, other terms will have the definitions provided elsewhere in this Agreement.

      SECTION 1.4 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto and listed in the Table of Contents are hereby incorporated into this Agreement as if fully set forth herein.

                                   ARTICLE II
                               GENERAL PROVISIONS

      SECTION 2.1 FORMATION OF PARTNERSHIP. The parties hereto hereby create a limited partnership pursuant to the Act. The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise set forth herein. In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

      SECTION 2.2 CERTIFICATES. Immediately prior to or contemporaneously with the execution of this Agreement, the Managing Partner shall cause an appropriate certificate of limited partnership to be filed with the Secretary of State of the State of Texas. The Managing Partner shall also forthwith execute all other certificates required by law, and the Managing Partner shall cause the same to be filed in accordance with applicable law.

      SECTION 2.3 NAME. The name of the Partnership shall be CL ASHTON WOODS, L.P. The General Partners may from time to time change the name of the Partnership if Approved by the Partners.

      SECTION 2.4 PLACE; REGISTERED AGENT. The location of the principal place of business of the Partnership shall be c/o Ashton Woods GP, 11375 West Sam Houston Parkway South, Suite 100, Houston, Texas 77031, and shall continue at such address unless changed by the General Partners. The registered agent for service of process on the Partnership shall be Tim Hagen, whose address is Hagen & Parsons, P.C., 14643 Dallas Parkway, Suite 570, Dallas, Texas 75254, unless and until a new registered agent is designated by the General Partners. The registered agent shall promptly send copies of all notices, pleadings, and reports served on or delivered to him to each of the General Partners.

      SECTION 2.5 TERM. The Partnership shall commence on the effective date hereof and shall terminate upon the earlier of (a) December 31, 2025, (b) such time as the Partners, by mutual agreement, shall elect to terminate the Partnership, or (c) as otherwise provided in this Agreement; provided, however, with respect to subparagraphs (a) and (b) above, if, as of either of such dates, the Project is not substantially completed (i.e., substantially all the Lots sold), then the Partnership shall not so terminate until the Project is substantially completed.

      SECTION 2.6 PURPOSES OF PARTNERSHIP. The purposes of the Partnership are:

            (a) To acquire the Property from an affiliate of Ashton Woods in accordance with the terms and conditions of the Purchase Agreement.

            (b) To arrange for, obtain, negotiate, and close the Financing(s) on terms Approved by the Partners, and to utilize the proceeds thereof to acquire, develop and/or refinance the acquisition and development of the Project, or, in the alternative, to arrange for, obtain, negotiate, and close such other financing as may be Approved by the Partners;

            (c) To develop the Project in accordance with the Development Plan, Development Budget, the provisions of the Development Agreement and the Plans and Specifications, each as Approved by the Partners;

            (d) To own, finance, develop, market, manage, sell and operate the Project, and any other property acquired by the Partnership in accordance with this Agreement, for investment and production of income and profit and, without limiting the foregoing, to enter into the Lot Sale Contracts;

            (e) To subdivide, market and sell portions of the Project in accordance with the Development Plan, the Lot Sale Contracts and this Agreement, each as Approved by the Partners;

            (f) To negotiate and enter into such partnerships, ventures, entities and other relationships relating to the acquisition, development, sale and operation of the Property as may be Approved by the Partners from time to time;

            (g) To engage in any one or more other business transactions necessary or desirable to effect the purposes of this Agreement described in (a) through (f) above, including, without limitation, to borrow funds in accordance with the terms of this Agreement and to execute evidence of such indebtedness and security instruments in connection therewith, subject to the Approval of the Partners;

            (h) To take other actions necessary or appropriate in furtherance of the foregoing purposes in accordance with the provisions of this Agreement; and

            (i) To act as principal, agent, joint venturer or in any other capacity which may be authorized hereby or Approved by the Partners.

      SECTION 2.7 NATURE OF PARTNERSHIP INTERESTS. The Partnership Interests of the Partners in the Partnership shall be personal property for all purposes. Legal title to the Project and all other property and assets of the Partnership shall be held in the name of the Partnership. Neither any Partner individually, nor any partners or permitted successors or assigns of any Partner, shall have any right, title or interest in or to the Project or any other property or assets of the Partnership; rather the Project and all such property and assets of the Partnership shall be subject to the terms of this Agreement. Further, the Partners acknowledge and agree that the Project is not suitable for partition, and thus all of the Partners hereby irrevocably waive any and all rights to maintain any action for partition of the Project.

      SECTION 2.8 FORM OF ENTITY; LIMITED AUTHORITY. The entity created hereby is a limited partnership formed under Texas law. Notwithstanding the foregoing, except with respect to actions in furtherance of the business and purpose of the Partnership in a manner consistent with and limited by specific agreements, covenants, rights, privileges, duties and obligations arising under this Agreement, neither the creation of the Partnership nor the execution and delivery by the Partners of this Agreement inter se is intended to create a general agency relationship or authority, nor shall the same be construed as to authorize or entitle any Partner to act as a general agent for and on behalf of the other Partners with respect to any business or activity other than in furtherance of the specific purposes of the Partnership as described in this Agreement. Without limiting the generality of the foregoing, neither the Partnership nor any Partner shall be responsible or liable for any indebtedness or obligation of a Partner incurred or arising before or after the formation of the Partnership, except for those joint responsibilities, liabilities, indebtedness or obligations incurred after the date of formation of the Partnership pursuant to and in accordance with the terms of this Agreement or for any such obligations expressly and intentionally assumed pursuant to this Agreement or any other written agreement duly executed and delivered by all of the Partners.

      SECTION 2.9 OTHER ACTIVITIES. Each Partner may engage or invest in any other activity or venture or possess any interest therein independently or with others, whether or not competitive with the business of the Partnership or the Property, and whether existing as of the date of this Agreement or hereafter coming into existence. None of the Partners, the Partnership or any other Person employed by, related to or in any way affiliated with any Partner or the Partnership shall have any duty or obligation to disclose to or offer to the Partnership or the Partners, or obtain for the benefit of the Partnership or the Partners, any other activity or venture or interest therein. None of the Partnership, the Partners, the creditors of the Partnership or any other Person having an interest in the Partnership shall have (i) any claim, right or cause of action against any Partner or any other Person employed by, related to or in any way affiliated with, any Partner by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or interest therein, or (ii) any right to any such activity or interest therein or the income or profits derived therefrom.

                                   ARTICLE III
                   CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

      SECTION 3.1 INITIAL CAPITAL CONTRIBUTIONS. Upon execution hereof, the Partners shall contribute in cash to the capital of the Partnership as their Initial Capital Contributions the respective amounts set forth opposite their names on Schedule 3.1 attached hereto and incorporated herein.

      SECTION 3.2 ADDITIONAL CAPITAL CONTRIBUTIONS.

            (a) The Partners hereby agree to provide Additional Capital Contributions (in cash or immediately available funds) to the Partnership pro rata in proportion to their respective Percentage Interests to pay Development Costs in an aggregate amount for each Partner as set forth on Schedule 3.2(a) attached hereto and incorporated herein (each Partner's share of the aggregate Additional Capital Contributions required to pay Development Costs is referred to herein as such Partner's "Project Cost Commitment"), plus any amounts guaranteed by such Partner or secured by letters of credit provided by such Partner (or an Affiliate thereof) ("Financing Enhancements") as set forth on
Schedule 3.2 and pursuant to Section 3.2(e) below. Project Cost Commitment plus funded Financing Enhancements with respect to the Project shall be sometimes referred to as the "Total Project Cost Commitment". Such Additional Capital Contributions shall be made to the Partnership pursuant to the procedures set forth in Section 3.4 below. Notwithstanding anything to the contrary herein (except to the extent set forth in Section 3.2(e) hereof), no Partner shall be required to make any further Additional Capital Contributions with respect to the Project once such Partner's aggregate Capital Contributions since the inception of the Partnership equals (i) such Partner's Project Cost Commitment unless and except to the extent a Financing Enhancement with respect to the Project has been demanded in writing or drawn upon by the Lender, or (ii) such Partner's Total Project Cost Commitment if a

Financing Enhancement is reduced by the amount of a draw against or funding under such Financing Enhancement.

            (b) As of the date of the funding of the Financing for the Project, each Partner shall be reimbursed by the Partnership for all pre-development expenses paid by such Partner with respect to the Project provided that such expenses are set forth in the Development Budget.

            (c) Each Partner hereby transfers and conveys to the Partnership all of such Partner's right, title and interest in and to the Project (including, without limitation, all Due Diligence Materials in the possession of such Partner). Such transfers of Due Diligence Materials shall not be treated as having any value for purposes of determining the Partners' Capital Accounts.

            (d) If, at any time and from time to time, a General Partner determines in its reasonable business judgment that additional funds are needed with respect to the Project due to unforeseen circumstances regarding the ownership, development, engineering and/or construction of the Project which are not the obligation or responsibility of the Developer (for example, and not in limitation, there shall occur events at force majeure, unexpected or unscheduled price increases in materials, labor or equipment, or unexpected or unscheduled increases in governmentally-imposed development fees which increase the costs of any particular item in the Development Budget and/or Annual Budget beyond the budgeted amount(s) plus contingency therefore), and such additional funds to cover any increased costs are not on hand and available for use from available funds of the Partnership after reasonable reserves and holdbacks required by the Lender and/or Approved by the Partners or cannot be obtained through third party financing Approved by the Partners, then (without limiting any provisions of this Agreement regarding Approval by the Partners of amendments or modifications to the Development Budget and/or Annual Budget), either such General Partner may make a capital call in accordance with Section 3.4 hereof. However, except to the extent set forth in Section 3.2(e) below, no Partner shall be required to make an Additional Capital Contribution to the extent such Partner has already made aggregate Capital Contributions equal to its Project Cost Commitment with respect to the Project. If any Partner does not elect to make the voluntary Additional Capital Contribution requested by a General Partner then such General Partner may make an Additional Capital Contribution to cover any shortfall of needed capital. Alternatively, the General Partner may make an Optional Loan, subject to Section 3.3 below, to fund the needs of the Partnership described in this Section 3.2(d).

            (e) Any amounts funded or drawn under any Financing Enhancements provided by a Partner or its Affiliate securing or guaranteeing all or any portion of any Financing(s) shall be deemed to be an Additional Capital Contribution to the Partnership by such Partner (but only one Partner shall receive credit for any Financing Enhancements from any of its Affiliates), unless such Partner(s) elect(s) in writing to treat such funded amount as an Optional Loan to the Partnership (with such election being made within five (5) Business Days of making such funding or draw under such Financing Enhancement). A General Partner shall make a Capital Call in accordance with Section 3.4 below within ten (10) days after receipt by such General Partner of notice of the funding, or a request or demand for funding under any Financing Enhancements, and each of the Partners shall make an Additional Capital Contribution to the Partnership in whatever proportions and amounts as are necessary so that, unless otherwise set forth on Schedule 3.2(a) or agreed by the Partners, the amounts funded or drawn under the Financing Enhancements are shared by the Partners pro rata in accordance with their respective Percentage Interests. Upon the Partnership's receipt of any Additional Capital Contributions made pursuant to this Section 3.2(e), the Partner whose Financing Enhancement was funded or drawn upon shall be repaid an amount sufficient to reduce such Partner's Additional Capital Contribution pursuant to this Section 3.2(e) to the amount which would have been paid by such Partner on a pro rata basis of the total Additional Capital Contribution, as applicable, in accordance with its Percentage Interest. Notwithstanding anything to the contrary herein, this Section 3.2(e) shall not apply to any letter of credit or guaranty or other contractual obligation provided by Ashton Woods or any Affiliate thereof as earnest money under any Lot Sale Contracts.

            (f) It is expressly understood and agreed by the Partners that each Partner and its respective Affiliates are not required to advance or re-advance Additional Capital Contributions or make loans to the Partnership once the Total Project Cost Commitment for such Partner has been made to the Partnership, notwithstanding subsequent distributions and reductions in such Partner's Unreturned Contribution Account

      SECTION 3.3 OPTIONAL LOANS. Notwithstanding the foregoing, in the event either General Partner shall determine in good faith that the Partnership requires any amounts described in Section 3.2(d) or to pay Operating Deficits, then such General Partner shall have the right to advance to the Partnership a loan (in lieu of an Additional Capital Contribution(s) or in combination with such Additional Capital Contribution(s)) that does not carry personal liability to the Partners (hereinafter referred to as an "Optional Loan"), in an amount sufficient to provide the needed funds. Prior to making any Optional Loan, a General Partner shall notify the other Partners of its intent to make such advance at least ten (10) Business Days prior to the date of such advance (an "Optional Loan Notice"), and at any time within such period, the other Partner(s) may elect to participate in making the Optional Loan. Each Partner at its sole option may elect to loan to the Partnership its pro rata share (based on its then respective Percentage Interest) of the amount described in such Optional Loan Notice by delivering such amount into the Partnership operating account on the date specified in such Optional Loan Notice. If a Partner does not wish to loan its share of a requested loan pursuant to an Optional Loan Notice, it shall not be required to do so, but it shall give the other Partner(s) written notice of its decision not to make such loan (a "Refusal Notice") within five (5) Business Days after the delivery of such Optional Loan Notice. If a Refusal Notice is delivered in connection with an Optional Loan Notice or if a Partner otherwise fails for any reason to make its full pro rata share of such loan on the date requested, then any other Partner may advance the amount of such shortfall as an Optional Loan. Any Optional Loan shall bear interest at a fixed rate determined as of the date of the Optional Loan equal to eighteen percent (18%) per annum, but shall not exceed the maximum rate allowed by law, and shall be payable only out of the Net Receipts of the Partnership as provided in Section 4.9(a) below or out of the Partnership's assets upon liquidation of the Partnership. In the event there is more than one Optional Loan outstanding at any time in which there is a distribution made pursuant to Sections 4.9(a) or 12.3(c) hereof, then amounts distributed under such Sections shall first be applied to repay the most recent Optional Loan, and if more than one Partner has made an Optional Loan at the same time (or otherwise pursuant to the same Optional Loan Notice) then as between the Partners such Optional Loans shall be repaid pro rata in proportion to the outstanding balance of such Optional Loans (but still giving priority to the most recent Optional Loan(s)).

      SECTION 3.4 CAPITAL CALLS.

            (a) When the Partners are required to contribute Additional Capital Contributions under this Agreement, the Partners shall make such Additional Capital Contributions in accordance with the provisions herein ("Capital Call") and in such amounts that are sufficient to provide such funds. Each Partner and any permitted transferee(s) under Article X hereof shall be jointly and severally liable for making any of their respective required contributions to the Partnership under Section 3.2 or this Section 3.4. Notwithstanding anything to the contrary herein, no Partner shall be required to make any Additional Capital Contributions that would cause such Partner's (or its predecessors in interest) aggregate Capital Contributions since inception of the Partnership with respect to the Project to exceed such Partner's Total Project Cost Commitment.

            (b) When Additional Capital Contributions are needed by the Partnership, the Managing Partner (or if he fails to do so, any other General Partner) shall give a notice (a "Capital Call Notice") to each Partner in the manner provided in Section 14.3 hereof. Each Capital Call Notice shall specify in reasonable detail the amount and purpose of any such Additional Capital Contributions and that it is or is not pursuant to the Development Budget. Capital Call Notices, other than pursuant to the Development Budget, shall also include (A) a statement of the anticipated cash receipts and obligations for the immediately following calendar quarter with the reasons, if ascertainable, that the available funds of the Partnership will be insufficient to meet the obligations for which the additional funds have been requested as they come due, and (B) a representation from such General Partner that it has made a draw request under the Financing for the Project to pay a portion of the expenditures identified in the Capital Call Notice to the maximum extent permitted thereunder or that the line item in the budget therefore has been exhausted, that no uncured default under the Financing then exists, that the Lender under the Financing has not declined to advance funds to pay all or any portion of any costs identified in any Capital Call Notice to be paid pursuant to the draw request. With respect to a Capital Call Notice, the following provisions shall apply:

                  (i) Each Partner shall, within ten (10) Business Days (time being of the essence) after the receipt of such Capital Call Notice, deposit, by wire transfer of immediately available federal funds into the Partnership's bank account, the Additional Capital Contribution specified in the Capital Call Notice, to be credited to the contributing Partner's Capital Account.

                  (ii) If a Partner does not pay its share of any required Additional Capital Contribution (recognizing that no contributions are required once a Partner has made aggregate Capital Contributions to the Partnership with respect to the Project in the aggregate amount equal to its Total Project Cost Commitment) in accordance with any Capital Call Notice, the other Partner shall have the option, in addition to other rights and remedies set forth herein, (A) to make a Contribution Loan as provided in Section 3.4(c) hereof, or (B) to withdraw its Additional Capital Contribution, because the other Partner failed to pay its share of the Additional Capital Contribution, or (C) bring suit against the other Partner for a breach of this Agreement.

                  (iii) If a Partner disputes whether any Additional
      Capital Contributions are due hereunder, the dispute shall be resolved pursuant to arbitration in accordance with Article XIII herein.

            (c) In addition to the rights set forth in Section 3.4(b)(ii) and
Article XI hereof, if a Partner fails to make any Additional Capital Contribution within the time specified in Section 3.4(b) hereof, (a "Non-Contributing Partner"), the other Partner who makes the requested contribution of additional capital (the "Contributing Partner") shall have the right but not the obligation to advance directly to the Partnership the funds required from the Non-Contributing Partner as a loan ("Contribution Loan") to the Non-Contributing Partner. If and when a Contribution Loan is made, the Non-Contributing Partner shall not become a Defaulting Partner (as provided in Article XI) but the Non-Contributing Partner shall be deemed to have waived the right to make the requested capital contribution as of the date of such Contribution Loan. Such Contribution Loan shall bear interest at a rate equal to eighteen percent (18%) per annum, compounded annually, but in no event more than the maximum rate permitted by law. The Non-Contributing Partner may prepay the Contribution Loan at any time, but in any event the Contribution Loan shall be due and payable on demand at any time upon written notice to the Non-Contributing Partner. Failure of the Non-Contributing Partner to pay the Contribution Loan within three (3) Business Days following demand shall constitute a default hereunder. If the Contributing Partner does not elect to advance the full amount of the additional funds required from the Non-Contributing Partner, the Contributing Partner may withdraw its Additional Capital Contribution or treat the failure of the Non-Contributing Partner to make the Additional Capital Contribution as an Event of Default under Article XI hereof.

            (d) A Contribution Loan shall be repaid on a first priority basis out of any subsequent distributions to which the Non-Contributing Partner for whose account the Contribution Loan was made would otherwise be entitled in accordance with this Agreement, which amounts shall be applied first to accrued interest and then to principal, until the Contribution Loan is paid in full. Each Non-Contributing Partner irrevocably assigns its rights to distributions from the Partnership to the Contributing Partner for the purpose of effectuating this repayment until the Contribution Loan is repaid. Repayment of any Partner's Contribution Loan shall also be secured by the Non-Contributing Partner's Interest in the Partnership, and the Non-Contributing Partner hereby grants a security interest in such Partnership Interest to the Contributing Partner who has advanced such Contribution Loan and hereby irrevocably appoints the Contributing Partner, and any of its agents, officers or employees, as its attorney-in-fact, such appointment being coupled with an interest, to execute, acknowledge and deliver any documents, instruments and agreements including, but not limited to, any note evidencing the Contribution Loan, and such Uniform Commercial Code financing statements, continuation statements, and other security instruments as may be appropriate to perfect and continue such security interest in favor of the Contributing Partner.

      SECTION 3.5 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Partner in accordance with the rules set forth in this
Section 3.5 and Regulations Section 1.704-1(b)(2)(iv).

                  (a) Each Partner's Capital Account shall be (i) increased by
   (A) the aggregate amount of cash contributed by or on behalf of such Partner to the Partnership, (B) the agreed upon Gross Asset Value (as of the date of contribution) of any property other than cash contributed by such Partner to the Partnership (net of liabilities encumbering such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), (C) the aggregate amount of allocations of the Partnership's Net Profit to such Partner for income tax purposes in accordance with Section 4.1 hereof and the amount of items of income or gain which are specially allocated to such Partner, and (D) any other positive adjustments required by the Regulations which have not been previously taken into account in determining Capital Accounts, and shall be (ii) decreased by
   (A) the aggregate amount of cash distributed to or on behalf of such Partner by the Partnership, (B) the Gross Asset Value (as of the date of distribution) of all other property distributed to such Partner by the Partnership (net of liabilities encumbering such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (C) the aggregate amount of the Partnership's Net Loss that has been allocated to such Partner as of such date pursuant to Sections 4.2 and
   4.3 and the amount of any item of expense, deduction or loss which is specially allocated to such Partner, and (D) any other negative adjustments required by Regulations and which have not been previously taken into account in determining Capital Accounts, and (iii) otherwise adjusted in accordance with the rules of this Section 3.5 and Regulations Section 1.704-1(b)(2)(iv).

                  (b) Upon the permitted transfer of all or any portion of a Partner's Partnership Interest(s), the Capital Account of the transferor that is attributable to the transferred Partnership Interest(s) shall carry over to the transferee.

                  (c) The Capital Accounts shall be adjusted as and to the extent required by Regulations Section 1.704-1(b)(2)(iv)(m) in connection with the adjustment to the tax basis of any Partnership asset pursuant to
   Section 734(b) or Section 743(b) of the Code.

                  (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the General Partners may make such modification.

      SECTION 3.6 RIGHTS OF CREDITORS. The provisions of this Article III are not intended to be for the benefit of any creditor or other Person (other than a Partner in its capacity as a Partner herein) to whom any debts, liabilities or obligations are owed or who otherwise has a claim against the Partnership or any of the Partners, and no such creditor or other person shall obtain any right under any of the foregoing provisions against the Partnership or any Partner by reason of any such debt, liability or obligation, or otherwise.

      SECTION 3.7 PERCENTAGE INTERESTS AND RESIDUAL INTERESTS.

            (a)   The Partners shall have the following Percentage Interests:

                  (i)   Ashton Woods GP       --       0.5%
                        Ashton Woods LP       --      19.5%

                  (ii)  CLGP                  --       0.5%
                        CL                    --      79.5%

            (b)   The Partners shall have the following Residual Interests:

                  (i)   Ashton Woods GP       --       0.5%
                        Ashton Woods LP       --      29.5%

                  (ii)  CLGP                  --       0.5%
                        CL                    --      69.5%

      SECTION 3.8 ADDITIONS TO AND WITHDRAWAL OF CAPITAL. Other than as provided in Sections 3.1, 3.2 and 3.4 above, no Partner shall be required or permitted to contribute capital to the Partnership. In addition and except as provided in
Section 3.4 hereof, no Partner shall have the right to withdraw from the Partnership, and no Partner shall be entitled to a return of, its contributions to the capital of the Partnership hereunder, except by way of the distribution to it under the terms of this Agreement or by way of the distribution to it of assets of the Partnership upon the winding up of the Partnership pursuant to the provisions of this Agreement.

      SECTION 3.9 FINANCING. The General Partners will proceed with reasonable diligence and in good faith to obtain the Financing(s) in the name of the Partnership for the Project in accordance with the Development Budget. Notwithstanding anything to the contrary set forth herein, any Financing and the terms and conditions thereof shall be subject to the Approval of the Partners. The Partners shall execute such documents, instruments and agreements as may be required to effectuate the Financing as Approved by the Partners.

      SECTION 3.10 POWER OF ATTORNEY. Each Defaulting Partner hereby irrevocably appoints the Non-Defaulting General Partner as its attorney-in-fact following default to execute all documents reasonably necessary to accomplish the remedies specified in Section 3.4(d) hereof, such appointment being coupled with an interest (and being intended to survive the dissolution or incapacitation of any Defaulting Partner, to the fullest extent permitted by law), and including, without limitation, the power to execute UCC-1 Financing Statements, assignments, bills of sale and amendments to this Agreement to effect any of such remedies.

                                   ARTICLE IV
                          DISTRIBUTIONS AND ALLOCATIONS

      SECTION 4.1 ALLOCATION OF NET PROFIT. After giving effect to the special allocations as provided in Sections 4.5, 4.6 and 4.7 and subject to the overall directions of Section 4.4 (and giving effect to Section 4.7(c)), all Net Profit of the Partnership for each Fiscal Year shall be allocated to the Partners as follows:

            (a) First, to the Partners, in proportion to and to the extent of the negative balances, if any, in the Partners' respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect any allocations to the Partners pursuant to Sections 4.5, 4.6 and 4.7);

            (b) Second, to the Partners, in proportion to and to the extent of the amounts necessary to cause their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect any allocations pursuant to Sections 4.1 (a), 4.5, 4.6 and 4.7) to equal their respective Unreturned Contribution Account balances (it being acknowledged that an allocation to a Partner pursuant to this subparagraph may be zero because such Partner's Capital Account balance already equals or exceeds the amount referred to in this sentence);

            (c) Third, to the Partners in proportion to and to the extent of the amounts necessary to cause their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect any allocations pursuant to Sections 4.1 (a), 4.1(b), 4.5, 4.6 and 4.7) to equal the sum of the balances in their respective Unreturned Contribution Accounts and Preferred Return Accounts (it being acknowledged that an allocation to a Partner pursuant to this subparagraph may be zero because such Partner's Capital Account balance already equals or exceeds the amount referred to in this sentence);

            (d) Fourth, to the Partners in proportion to and to the extent necessary to cause the amounts by which their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect allocations pursuant to Sections 4.1(a)-(c), 4.5, 4.6 and 4.7) exceed the sum of the balances in their respective Unreturned Contribution Accounts and Preferred Return Accounts to be in the same proportions as their then respective Residual Interests (it being acknowledged that an allocation to the Partners pursuant to this subparagraph may be zero because the Partners' respective Capital Account balances are already in such proportions); and

            (e) The balance of Net Profits, if any, shall be allocated among the Partners pro rata in proportion to their then respective Residual Interests.

      SECTION 4.2 ALLOCATION OF NET LOSS. Except as provided in Section 4.3, after giving effect to the special allocations as provided in Sections 4.5, 4.6 and 4.7 and subject to the overall directions of Section 4.4 (and giving effect to Section 4.7(c)), all Net Loss of the Partnership for each Fiscal Year shall be allocated to the Partners as follows:

            (a) First, to the Partners in proportion to and to the extent of the amounts necessary to cause the amounts by which their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect allocations pursuant to Sections 4.5, 4.6 and 4.7) exceed the sum of the balances in their respective Unreturned Contribution Accounts and Preferred Return Accounts to be in the same proportion as their then respective Residual Interests (it being acknowledged that an allocation to the Partners pursuant to this subparagraph may be zero because the Partners' respective Capital Account balances are already in such proportions);

            (b) Second, to the Partners in proportion to and to the extent of the amounts necessary to cause their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect allocations pursuant to Sections 4.2(a), 4.5, 4.6 and 4.7) to equal the sum of the balances in their respective Unreturned Contribution Accounts and Preferred Return Accounts (it being acknowledged that an allocation to a Partner pursuant to this subparagraph may be zero because such Partner's Capital Account balance already equals or is less than the amount referred to in this sentence);

            (c) Third, to the Partners in proportion to and to the extent of the amounts necessary to cause their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect allocations pursuant to Sections 4.2(a), 4.2(b), 4.5, 4.6 and 4.7) to equal their respective Unreturned Contribution Account balances (it being acknowledged that an allocation to a Partner pursuant to this subparagraph may be zero because such Partner's Capital Account balance already equals or is less than the amount referred to in this sentence);

            (d) Fourth, to the Partners in proportion to and to the extent of the amounts necessary to cause their respective Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect allocations pursuant to Sections 4.2(a)-(c), 4.5, 4.6 and 4.7) to equal zero (it being acknowledged that an allocation to a Partner pursuant to this subparagraph may be zero because such Partner's Capital Account balance already equals or is less than the amount referred to in this sentence); and

            (e) The balance of Net Loss, if any, shall be allocated among the Partners pro rata in proportion to their then respective Percentage Interests.

      SECTION 4.3 NET LOSS LIMITATION. Notwithstanding any provision of this Agreement to the contrary, except as otherwise specifically provided in this
Section 4.3, in no event shall Net Loss be allocated to a Partner if such allocation would result in such Partner's having an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Net Loss in excess of the limitation set forth in this Section 4.3 shall be allocated to any remaining Partner without an Adjusted Capital Account Deficit, and if all Partners have an Adjusted Capital Account Deficit, then to the Partners pursuant to Section 4.2(e) above.

      SECTION 4.4 INTENTIONS AND CONSTRUCTION OF ALLOCATIONS. It is the intention of the Partners to allocate Net Profit and Net Loss in such a manner as to cause each Partner's Capital Account as of the last day of each Fiscal Year to always equal the amount of cash such Partner would be entitled to receive if the Partnership sold its assets for their adjusted Gross Asset Values and, after satisfying all Partnership liabilities (limited to the Gross Asset Value of any asset that the Lender's sole recourse with respect to such liability is such asset), the proceeds from such sale, as well as all other funds of the Partnership, were then distributed to the Partners pursuant to
Section 4.9. This Article 4 shall be interpreted as necessary to accomplish such result.

      SECTION 4.5 SPECIAL ALLOCATIONS.

      The following special allocations shall be made in the following order:

            (a) Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Regulations, if there is a net decrease in "partnership minimum gain" (within the meaning of Section 1.704-2(b)(2) of the Regulations) in a Fiscal Year, then each Partner will be allocated items of income and gain for that Fiscal Year, before any other allocation of Net Profit or Net Loss, equal to that Partner's share of the net decrease in partnership minimum gain.

            (b) Partner Minimum Gain Chargeback. If a Partner suffers a net decrease in "partner nonrecourse debt minimum gain" (within the meaning of Section 1.704-2(i)(4) of the Regulations) in any Fiscal Year, then that Partner will be allocated items of income and gain to the extent required by Section 1.704-2(i)(4) of the Regulations.

            (c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), Sections 1.704-1(b)(2)(ii)(d)(5) or Sections
1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.5(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively made as if this Section 4.5(c) were not in the Agreement.

            (d) Nonrecourse Deductions. If there are any "nonrecourse deductions" (within the meaning of Sections 1.704-2(b)(l) and 1.704-2(c) of the Regulations) in a Fiscal Year, then such deductions shall be allocated to the Partners pro rata in proportion to their then respective Percentage Interests.

            (e) Partner Nonrecourse Deductions. If there are any "partner nonrecourse deductions" (within the meaning of Section 1.704-2(i)(l) of the Regulations) in a Fiscal Year, then such deductions will be allocated to the Partner who bears the economic risk of loss for the "partner nonrecourse liability" (within the meaning of Section 1.704-2(b)(4) of the Regulations) to which the deductions are attributable.

      SECTION 4.6 CURATIVE ALLOCATIONS. The allocations set forth in Sections 4.5(a) through 4.5(e) (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Agreement, other than the Regulatory Allocations, with the Approval of the Partners the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to such Partner if the Regulatory Allocations had not occurred.

      SECTION 4.7 OTHER ALLOCATION RULES. The following rules shall apply for purposes of making tax allocations:

            (a) For purposes of determining the Net Profit, Net Loss, or any other items allocable to any period, Net Profit, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, using any permissible method under Code Section 706 and the Regulations as reasonably selected by the Managing Partner and Approved by the Partners.

            (b) If an amount paid or deemed paid by the Partnership to a Partner (or any other Person) as interest, a guaranteed payment, or a payment for property or services, is treated for federal income tax purposes as a distribution to such Partner in its capacity as a partner for tax purposes and is neither a guaranteed payment under Section 707(c) of the Code nor a payment under Section 707(a) of the Code to a partner not acting in its capacity as a partner, such Partner shall be allocated as soon as possible an amount of Partnership's gross income or gain equal to the amount of such payment.

            (c) For purposes of determining the amount of Net Profit and Net Loss to be allocated pursuant to Sections 4.1 and 4.2 for any Fiscal Year, the Capital Account of each Partner shall be increased by such Partner's share of "partnership minimum gain" as of the last day of such Fiscal Year, determined pursuant to Regulations Section 1.704-2(g)(l), and by such Partner's share of "partner non-recourse debt minimum gain" as of the last day of such Fiscal Year, determined pursuant to Regulations Section 1.704-2(i)(5).

            (d) The Partners are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Partnership income and loss for income tax purposes.

      SECTION 4.8 TAX ALLOCATIONS.

            (a) Except as provided in Section 4.8(b) herein, for income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations made pursuant to the provisions of this Article 4 for such Fiscal Year (other than allocations of items which are not deductible or are excluded from taxable income).

            (b) Notwithstanding any other provision of this Agreement to the contrary, any gain or loss and any depreciation and cost recovery deductions recognized by the Partnership for income tax purposes in any Fiscal Year with respect to all or any part of the Partnership's property that is required or permitted to be allocated among the Partners in accordance with Section 704(c) of the Code and any Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property and the initial Gross Asset Value of such property at the time of its contribution, or following the adjustment to the Gross Asset Value of Partnership property pursuant to this Agreement, shall be allocated to the Partners for income tax purposes in the manner so required or permitted. Any elections or other decisions relating to such allocations shall be Approved by the Partners.

      SECTION 4.9 DISTRIBUTIONS OF NET RECEIPTS. Except as provided in Section 12.3(c) hereof, and giving effect to the Contribution Loan provisions of Section 3.4(c), Net Receipts shall be distributed to the Partners as follows:

            (a) First, Net Receipts shall be used to pay any accrued but unpaid interest on, and then to pay the unpaid principal balance, if any, of any and all Optional Loans made by the Partners to the Partnership in priorities set forth in, and otherwise in accordance with, Section 3.3 hereof;

            (b) Next, Net Receipts shall be distributed to the Partners pro rata in accordance with the respective balances in their Preferred Return Accounts, until such account balances are reduced to zero;

            (c) Next, Net Receipts shall be distributed to the Partners pro rata in accordance with the respective amounts of each Partner's Unreturned Contribution Account until such account balances are reduced to zero; and.

            (d) Finally, Net Receipts shall be distributed to the Partners, pro rata in accordance with their then respective Residual Interests.

      SECTION 4.10 MANNER OF DISTRIBUTION.

            (a) Prior to repayment and discharge of the Financing(s), the Partnership shall not distribute any Net Receipts pursuant to Sections 4.9(b),
(c) or (d) hereof (but, for clarity, the Partnership may make distributions pursuant to Section 4.9(a) hereof in repayment of Optional Loans) unless Approved by the Partners and unless such distributions are not prohibited by the Lender(s). Thereafter, Net Receipts shall be distributed within fifteen (15) days after the end of each calendar month during the term of the Partnership.

            (b) All distributions of Net Receipts shall be subject to adjustment by reference to the financial statements for such monthly period prepared as required by Section 5.2 hereof. If any additional amount is to be distributed by reason of such financial statements, such additional amount shall be deemed a distribution for such monthly period, and if any excess amount was distributed during such monthly period as reflected by such financial statements, the excess amount shall be taken into account in reducing subsequent distributions.

                                    ARTICLE V
                    BOOKS OF ACCOUNT, ACCOUNTING AND REPORTS

      SECTION 5.1 BOOKS AND RECORDS; FISCAL YEAR. The Partnership's books and records shall be maintained at the office of the Managing Partner, or at such other place or places as Approved by the Partners from time to time. Upon reasonable notice, each Partner and its authorized agents and representatives shall have access to all of such books and records at all reasonable times for purposes of examination, copying and/or audit, at the sole expense of the Partner conducting or causing same. The books and records of the Partnership (a) shall be kept in accordance with the accrual basis method of accounting in accordance with generally accepted accounting principles ("GAAP") consistently applied, (b) shall reflect all Partnership transactions, (c) shall be appropriate and adequate for the Partnership's business, and (d) if requested by any Partner, shall be audited annually by the independent certified public accountants for the Partnership (the "Partnership's Accountants") Approved by the Partners, at the expense of the Partnership. Notwithstanding the foregoing, for federal income tax accounting purposes, (i) the Partnership shall maintain any and all books and records required under the Regulatory Allocations (as defined in Section 4.6), and (ii) the Managing Partner shall satisfy or cause to be satisfied any financial reporting requirements of any Lender(s) and the Partners and as otherwise required herein. The fiscal year and tax year of the Partnership shall be the Fiscal Year, unless another period is required by the Code or Regulations.

      SECTION 5.2 FINANCIAL STATEMENTS AND REPORTS.

            (a) Within ten (10) Business Days after the close of each calendar month and within ten (10) Business Days after the end of each Fiscal Year of the Partnership, the Managing Partner shall prepare or cause to be prepared, at the cost of the Partnership, and shall furnish to the Partners a copy of (i) the balance sheet of the Partnership for the month or Fiscal Year, as the case may be, (ii) a statement of income or loss for the Partnership for such month or Fiscal Year, as applicable, (iii) a statement of sources and uses of Net Receipts, (iv) a budget-to-actual comparison for the Annual Business Plan and Development Budget, and (v) a written status report on the development and sale of Lots comprising the Project. All such statements and reports shall be prepared in accordance with GAAP and shall be certified by the Managing Partner, or its designee, as applicable, as being true and correct in all material respects.

            (b) At the expense of the Partnership, the Managing Partner shall also provide the Partners with such periodic reports (not more frequently than monthly) as any Partner may reasonably request regarding the progress of Partnership in pursuit of the current Annual Business Plan and the activities of the Partnership.

      SECTION 5.3 TAX STATUS AND RETURNS. The Managing Partner shall, at the Partnership's expense, on or before March 15 of each year, cause to be prepared a statement of income or loss showing any item of income, deduction, credit or loss allocable for federal income tax purposes pursuant to the terms of this Agreement for the prior Fiscal Year, and all required tax returns and statements for the prior Fiscal Year of the Partnership which must be prepared and/or filed with any taxing authority on behalf of the Partnership, and shall submit such returns and statements to the Partners for their approval by such date, and, when Approved by the Partners, shall make timely filing thereof as required. In addition, within thirty (30) days following the end of each calendar quarter, the Managing Partner shall use reasonable efforts, at the expense of the Partnership, to cause to be sent to each Partner an estimate of the Partnership's taxable income for the current quarter and the year to date, and such Partner's distributive share of such income. The Partnership shall furnish to the Partners a projection of the Partnership's taxable income or loss for each tax year of the Partnership by December 1 of each such year to assist in year-end tax planning, all at the Partnership's expense.

      SECTION 5.4 BANK ACCOUNTS. Operating funds and monies of the Partnership shall be deposited in special accounts to be maintained with such financial institutions as are Approved by the Partners.

      SECTION 5.5 ACCOUNTING, BOOKKEEPING, PERSONNEL. Except as otherwise provided herein, the Managing Partner (or its designee) shall perform the accounting and bookkeeping functions of the Partnership until the General Partners shall otherwise determine.

      SECTION 5.6 DESIGNATION OF TAX MATTERS PARTNER. CLGP shall act as the "tax matters partner" of the Partnership as provided in the Regulations promulgated under Section 6231 of the Code. The tax matters partner shall promptly take such action as may be necessary to cause Ashton Woods GP to become a "notice partner" within the meaning of Section 6223 of the Code. The tax matters partner shall promptly inform the other Partners of all material matters that come to its attention in its capacity as tax matters partner by giving written notice thereof to the other

Partners and shall forward to the other Partners copies of all material written communications it may receive in that capacity. The tax matters partner shall not take any action permitted or contemplated by Section 6222 through 6231 of the Code to be made by a tax matters partner without the Approval of the Partners. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or a law firm to assist the tax matters partner in discharging his duties hereunder.

      SECTION 5.7 TAX ELECTIONS. Except as expressly provided otherwise herein, all tax elections and decisions, including without limitation, an election on behalf of the Partnership under Section 754 of the Code in connection with a sale of a Partnership Interest or part thereof shall be Approved by the Partners.

      SECTION 5.8 CUSTODY OF PARTNERSHIP FUNDS. The Managing Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control. The funds of the Partnership shall be used exclusively for the benefit of the Partnership and the purposes set forth in this Agreement, and shall not be commingled with the funds of any other Person. The Managing Partner shall not employ, or permit any Developer or any other person to employ, such funds in any manner except for the benefit of the Partnership.

                                   ARTICLE VI
                          MANAGEMENT OF THE PARTNERSHIP

      SECTION 6.1 MANAGEMENT. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed by or under the direction of, the General Partners. Any Person dealing with the Partnership, other than a Limited Partner, may rely on the authority of the General Partners and their respective officers and agents in taking any action in the name of the Partnership without inquiry into the provisions hereof or compliance herewith, regardless of whether that action is actually taken in accordance with the provisions of this Partnership Agreement.

      SECTION 6.2 POWERS AND DUTIES OF THE MANAGING PARTNER.

            (a) Except as provided in this Agreement, including without limitation Section 6.9, herein, the Managing Partner, without the consent or approval of any other Partner, shall have the authority and power in accordance with its fiduciary duties to manage and administer the business and affairs of the Partnership and to do all things necessary to carry on the business and purposes of the Partnership, in pursuit of the Project in accordance with the Annual Business Plans, Annual Budgets, and Development Plan, and otherwise in accordance with this Agreement and applicable laws and permits. Except as provided in Section 6.2(e) with respect to change orders, the Development Plan (or any component thereof) may not be amended without the Approval of the Partners.

            (b) Without limiting the generality of the foregoing and except as provided in Section 6.9, the Managing Partner shall have the following rights and powers, which it may exercise in a manner consistent with its fiduciary duties and otherwise in accordance with, this Agreement, at the cost, expense and risk of the Partnership:

                  (i) To perform all acts necessary to improve, develop, operate, manage and maintain the Project and to sell Lots to third parties in accordance with, and as limited by, the Annual Business Plans and the Development Plan;

                  (ii) To protect and preserve the assets of the Partnership;

                  (iii) To acquire such tangible personal property and intangible personal property necessary for the Project in accordance with, and as limited by, the Annual Business Plans and the Development Plan, as may be necessary or desirable to carry on the business of the Partnership and sell, exchange or otherwise dispose of such personal properties in the ordinary course of business;

                  (iv) To keep accurate books of account and other business records of the Partnership;

                  (v) To negotiate and contract with all utility companies servicing the Project and to grant utility easements in the ordinary course;

                  (vi) To pay all debts and other obligations of the Partnership, including amounts due under the Financings and other loans to the Partnership, the costs of formation of the Partnership and of ownership, improvement, construction, operation and maintenance of the Project and the sale of Lots, all subject to and in accordance with the Development Plan;

                  (vii) To do and perform all such other acts and things as are reasonably necessary or appropriate to the conduct of the Partnership's business.

            (c) The Managing Partner shall devote itself to the business and purposes of the Partnership, as set forth above, to the extent reasonably necessary for the efficient carrying on thereof, without compensation except as otherwise provided herein. The acts of the Managing Partner shall bind the Partners and the Partnership when within the scope of the Managing Partner's authority expressly granted hereunder. The Managing Partner, at the expense of and on behalf of the Partnership, shall make commercially reasonable efforts to implement all decisions Approved by the Partners and shall conduct or cause to be conducted the management of the business and affairs of the Partnership in accordance with, and as limited by, this Agreement. The Partnership shall have no employees.

            (d) The rights and obligations of the Managing Partner under this Agreement shall not be assignable voluntarily or by operation of law by the Managing Partner without the express prior written Approval of the Partners, and any attempted assignment without such Approval shall be void.

            (e) The Managing Partner shall not amend, modify, alter or change the Development Plan (or any component thereof) or enter into or approve any change order relating to the Improvements without the Approval of the Partners; provided, however, that the Approval of the Partners shall not be required for non-material change orders if (i) such change order is legally mandated or is required in order to obtain necessary governmental permits or approvals, or (ii)(A) the increased cost resulting from such change order does not exceed the greater of (1) Twenty-Five Thousand Dollars ($25,000.00) and (2) three percent (3%) of the applicable line item in the Development Budget or (B) the increased cost resulting from such change orders, together with the increased cost resulting from all prior change orders not Approved by the Partners, does not exceed Two Hundred Thousand Dollars ($200,000.00). Without limiting the generality of the foregoing, a change order shall be considered "material" if it results in any of the following: (i) a material downgrading of the quality of the Improvements from those specified in the Development Plan, (ii) a material change in the Development Plan relating to the Lots or the phases of development, or any change in Lot prices in a contract with Ashton Woods or any Affiliate of Ashton Woods that has been Approved by the Partners, or any change of more than 5% in Lot prices in any other contracts that have been Approved by the Partners, or any change in tract prices that have been Approved by the Partners, (iii) a change which materially affects the design or appearance of the Project or any public area (interior or exterior) of the Project, or (iv) any material delay in or extension of the development schedule. The Managing Partner shall deliver to the Partners all change orders as part of the next monthly report following the execution thereof together with a written explanation supporting the need for such change order and copies of all contract modifications relating to such change order required to be delivered by the Developer pursuant to the Development Agreement

      SECTION 6.3 INSURANCE.

            (a) At the expense of the Partnership, the Managing Partner shall cause the Partnership to maintain insurance covering the injury or death of employees (if any) or others, as well as insurance against fire and other standard risks, and to adjust all losses and claims pertaining to or arising out of such insurance in such amounts are Approved by the Partners. All coverages will be obtained under policy terms, scope of coverage and conditions and from companies acceptable to and Approved by the Partners and will be non-cancelable except upon thirty (30) days notice to the General Partners. The Managing Partner shall provide or cause to be provided copies of the applicable certificates of insurance to each Partner. Insurance carriers must be licensed to conduct business in the State of Texas.

            (b) The Managing Partner will cause the Developer to require all contractors and subcontractors to maintain in force insurance with coverages, Approved by the Partners, at all times while engaged in activities relating to the Project. All coverages will be obtained under policy terms and conditions and from companies acceptable to the Managing Partner and Approved by the Partners and will be non-cancelable except upon thirty (30) days notice to the Partnership. The Managing Partner shall provide or cause to be provided copies of the applicable certificates of insurance to each Partner. Insurance carriers must be licensed to conduct business in the State of Texas.

      SECTION 6.4 EMPLOYMENT OF OTHERS. The Managing Partner shall be authorized to appoint or contract with, any Person (other than an Affiliate) it may deem necessary or desirable for the transaction of the business of the Partnership for the Project; provided, however, the Partnership shall have no employees. The cost and expense of such Person shall be borne by the

Managing Partner unless such expenditures are expressly set forth in the Development Budget or an approved Annual Budget. In any case, the Partnership shall not have any employees without the Approval of the Partners.

      SECTION 6.5 PROJECT DEVELOPMENT BUDGET UPDATES. The Managing Partner shall periodically update or cause the Developer to update the Development Budget, as Approved by the Partners, and provide copies thereof to the Partners (a) on not less than a quarterly and annual basis, (b) at periodic times during the year when and as circumstances warrant such updates and/or modifications, and (c) as reasonably requested (not more frequently than monthly) by a Partner.

      SECTION 6.6 MANAGEMENT FEE. The Partnership shall pay a fee to the Managing Partner while it serves in such capacity equal to One Thousand and No/100 Dollars ($1,000.00) per developed Lot in the Project sold, to be paid at or following the closing at which such Lot is actually sold and transferred. No such fee shall be due or payable on any tract sales or on the sale of any Lots from such tracts, except that a commission may be paid to an employee of an Affiliate of Ashton Woods GP in connection with the sale of that certain tract out of the Property containing approximately 116 acres known as the Briggs parcel, in an amount equal to five percent (5%) of the portion (if any) of the sales price, net of any sales or broker commissions paid or incurred to any third party, for such tract that exceeds the projected net sales price of $4,650,000 for such tract included as part of the Development Budget.

      SECTION 6.7 LICENSES. The Managing Partner shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by such Managing Partner of its services hereunder. The Managing Partner shall apply for and obtain in a timely manner on behalf of the Partnership and at the Partnership' expense all necessary licenses and permits for the development of the Project and the sale of the Lots.

      SECTION 6.8 INDEMNIFICATION.

            (a) The Partnership shall indemnify, save harmless and pay all judgments arising against the General Partners (including the Managing Partner) and their respective members, partners, employees and agents (each a "GP Indemnified Party") from any cost, expense, claim, liability or damage incurred by reason of such GP Indemnified Party's relationship to the Partnership or any act performed or omitted to be performed by them in connection with this Agreement or the business of the Partnership, including reasonable attorney's fees and costs incurred by them in connection with the defense of any action based on any such act or omission, which reasonable attorneys' fees and costs may be paid as incurred, except that the Partnership shall have no indemnification obligation hereunder with respect to any act or omission of any GP Indemnified Party that constitutes willful misconduct or gross negligence or was outside the scope of such GP Indemnified Party's authority under this
Article VI. All judgments against the Partnership with respect to which any GP Indemnified Party is entitled to indemnification may only be satisfied from the Partnership's assets. Any Person entitled to be indemnified hereunder shall also be entitled to recover from the Partnership's assets its reasonable attorney's fees and costs of enforcing this indemnity. Notwithstanding anything to the contrary herein contained, if any Affiliate of a Partner has a contractual

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

agreement with the Partnership, such Affiliate will look solely to the terms and provisions set forth in such contract for indemnification, if any, and shall have no rights hereunder.

            (b) Each General Partner shall indemnify, save harmless and pay all judgments arising against the Partnership or the other Partners and their respective members, partners, employees, agents and Affiliates from any cost, expense, claim, liability or damage incurred by reason of any act performed or omitted to be performed by such General Partner that constitutes willful misconduct or gross negligence or was outside the scope of the General Partner's authority under this Article VI, including reasonable attorney's fees and costs incurred by them in connection with the defense of any action based on any such act or omission, which reasonable attorneys' fees and costs may be paid as incurred.

      SECTION 6.9 LIMITATIONS ON POWER AND AUTHORITY OF THE MANAGING PARTNER. Notwithstanding any other provision in this Agreement to the contrary, all
"Major Decisions" shall require the Approval of the Partners and, without such Approval of the Partners, the Managing Partner shall not (and shall not have any authority to) take any action with respect thereto unless and until so Approved by the Partners. A "Major Decision" as used in the Agreement means any decision or action by or on behalf of the Partnership described in this Section 6.9, including Sections 6.9(a), 6.9(b) and 6.9(c). If the Designated Representatives of the Partners are unable to agree unanimously on any Major Decision, and if such failure continues for ten (10) days after either the Managing Partner or any other Partner gives the other Partners written notice of such disagreement, then the Partners shall be deemed to be deadlocked in the matter in question ("Deadlock"). Upon the occurrence of a Deadlock, the following provisions of this Section 6.9 apply.

            (a) If the Deadlock occurs with respect to any of the matters described in this Section 6.9(a), then the Managing Partner shall not take any further action with respect to such matter, unless and until it is Approved by the Partners, and any such matter shall not be subject to dispute resolution pursuant to Article XIII and shall not trigger the Buy/Sell provisions of
Article IX herein. With respect to any matter described in this Section 6.9(a), a Partner may withhold its approval in its sole and absolute discretion (without regard to whether the withholding of such approval is unreasonable or arbitrary).

      Notwithstanding any provision of this Agreement to the contrary, a Partner that is a Defaulting Partner will continue to have a right of approval over the specific matters set forth in this Section 6.9(a)(i), (ii), (iii), (iv), (v),
(vi), (x) and (xiv), (but with respect to (xv), only to the extent of any amendment to the Certificate of Limited Partnership or this Agreement that would treat the Preferred Return Accounts or Unreturned Contribution Accounts of Ashton Woods GP, Ashton Woods LP, CLGP and CL other than on a pari passu basis among them), notwithstanding the uncured Default. The matters requiring Approval of the Partners pursuant to this Section 6.9(a) are the following:

                  (i) Lend funds belonging to the Partnership to a Partner or to any third party, or extend to any person, firm or corporation credit on behalf of the Partnership except in accordance with the terms of this Agreement.

                  (ii)  Take any action in contravention of this Agreement.

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

                  (iii) Possess the Project or any other Partnership assets or assign its rights in the Project or any other Partnership assets for other than a Partnership purpose, or use the Project or any other Partnership assets except for the account and benefit of the Partnership.

                  (iv) Require any Additional Capital Contributions, except as provided under Sections 3.2 and/or 3.4 hereof.

                  (v) Take any act which would make it impossible to carry on the purpose and ordinary business of the Partnership except pursuant to
      Article XII hereof.

                  (vi) Elect for the Partnership to be treated as other than a partnership for federal, state and local income tax purposes.

                  (vii) Other than in connection with the development of the Property in accordance with the Development Plan, partition all or any portion of the Project or any other property of the Partnership, or file any complaint or institute any proceeding at law or in equity seeking such partition.

                  (viii) Cause the Partnership to enter into any profit participation or sharing agreement or arrangement with any other Person with respect to the Project, except for incentive compensation arrangements in the ordinary course with on site personnel or Persons engaged to market and sell Lots in the Project, but in any case only to the extent set forth in the Development Budget.

                  (ix) The transfer by any Partner of its Partnership Interest in the Partnership or other rights or interests which are derived by it under this Agreement, or any part thereof or any interest therein, except as expressly permitted in Article X herein.

                  (x) Except as otherwise specifically permitted herein, cause the Partnership to enter into any agreement or contract for goods, services or property, or any other transaction, with any Partner or any Affiliate of any Partner, or any modification of or amendment to any such agreement, contract or transaction Approved by the Partners.

                  (xi) Admit, or cause the admission of, any additional Partners to the Partnership.

                  (xii) Except as required by the Development Plan, cause the Partnership to enter into any business combination, joint venture, partnership, limited liability Partnership or other entity with any other Person for the ownership, development or financing of the Project.

                  (xiii) Institute a filing of Bankruptcy by the Partnership.

                  (xiv) Amend this Agreement or the Certificate of Limited Partnership except as may be required by applicable law.

            (b) If the Deadlock occurs with respect to any of the matters described in this Section 6.9(b), then the Managing Partner shall not take any further action with respect to such matter, unless and until it is Approved by the Partners, and any such matter shall be subject to dispute resolution pursuant to Article XIII and shall not trigger the Buy/Sell provisions of
Article IX herein. With respect to any matter described in this Section 6.9(b), a Partner may withhold its approval in its sole and absolute discretion (without regard to whether the withholding of such approval is unreasonable or arbitrary). A Partner that is a Defaulting Partner shall not continue to have a right of approval over the matters set forth in this Section 6.9(b) while such Partner is a Defaulting Partner. The matters requiring Approval of the Partners pursuant to this Section 6.9(b) are the following:

            (i) Amend the Development Plan, Development Budget, any Annual Business Plan, any Annual Budget or the Minimum Sales Requirements contained in any Annual Business Plan, except to the extent such plan or change would require or permit any action, commitment or inaction of the Partnership that is described in either Section 6.9(a) or 6.9(c), which shall be subject to those sections.

            (ii) Except as provided in the Development Plan, acquire any material real property.

            (iii)  Change the name of the Partnership.

            (iv) Enter into any Lot Sale Contract except in accordance with the Development Plan and at a price not less than 95% of the price for such Lot(s) set forth in the Pro Forma Sales Budget; provided any Lot Sale Contract with Ashton Woods or any of its Affiliates shall be subject to prior written approval of CLGP.

            (v) Cause the Partnership to commit to any activities or business unrelated to the Project.

            (vi) Terminate, dissolve or wind up the Partnership except as provided in Section 12.1 or 11.2.(d) hereof.

            (vii) Commence, settle, or cause the settlement of, any claims, suits, debts, demands or judgments against the Partnership if the amount involved exceeds $50,000.

            (viii) Except as required by the Development Plan, pledge, mortgage, hypothecate or otherwise encumber any of the Partnership's assets.

            (ix) Except as required by the Development Plan and any Optional Loans, cause the Partnership to become liable with respect to any obligation for any Financings or other indebtedness (including guarantees of the indebtedness or other obligations of any person or of any subsidiary or affiliate of the Partnership), or to issue any notes or other evidences of indebtedness, in any transaction or series of transactions that result or will result in such obligations and indebtedness being outstanding at any time.

            (x) Modify any loan to increase the amount of the loan or increase the rate of interest or change the terms of repayment outside of the parameters provided in the approved Development Plan.

            (xi) Any determination of the Gross Asset Value of Partnership property.

            (xii) Establishing cash reserves to be retained when determining Net Receipts for distribution.

            (xiii) Approve any other matter reserved to the Partners or requiring the Approval of the Partners under this Agreement.

            (xiv) Change the Fiscal Year or the method of accounting of the Partnership.

            (xv) Amend any agreement in any material manner the entering into of which was a Major Decision described in this Section 6.9(b).

               (c) If the Deadlock occurs with respect to any of the matters described in this Section 6.9(c), then any such matter shall not be subject to dispute resolution pursuant to Article XIII hereto and any Partner may invoke the Buy/Sell provisions set forth in Article IX herein. With respect to any matter contained in this Section 6.9(c), no Partner may unreasonably withhold, delay or condition its approval. A Partner that is a Defaulting Partner shall not continue to have a right of approval over the matters set forth in this
Section 6.9(c) while such Partner is a Defaulting Partner. The matters requiring Approval of the Partners pursuant to this Section 6.9(c) are the following:

                  (i) Sell, or cause the sale by the Partnership of, any portion of the Project, or all or substantially all of the assets of the Partnership, other than the sale of single family Lots and budgeted tract sales in the ordinary course of business in accordance with the Annual Business Plan, the Development Budget, the Pro Forma Sales Budget, and the form Lot Sale Contract.

                  (ii) Revise in a material manner the agreed upon scope of the Project or make any material change to the Development Plan.

                  (iii) Any determination of or adjustment to the Gross Asset Value of any Partnership property.

                  (iv) Amend any agreement in any material manner the entering into of that was a Major Decision described in this Section 6.9(c).

      SECTION 6.10 ANNUAL BUSINESS PLAN.

            (a) On or prior to October 1 of each year, the Managing Partner shall prepare and deliver to each Designated Representative a description of the proposed development activities of the Partnership planned for the following Fiscal Year as provided in this Section 6.10(a) (the "Annual Business Plan"). The Annual Business Plan for each year shall

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

reflect the current expectations of the Managing Partner regarding the development of the Property and, in particular, shall include a description of:

                  (i) the planned development activities of the Partnership during the year pursuant to the Development Plan and the reasons for any deviations from the Development Plan or the Development Budget;

                  (ii) the amount of the expected capital expenditures of the Partnership pursuant to the Development Budget and the anticipated amount of capital that may be called from the Partners in accordance with Sections 3.2 and 3.4 herein and the Development Budget;

                  (iii) the Lots expected to be marketed and sold by the Partnership and the budgeted gross and net revenues from such sales;

                  (iv) the amount of anticipated distributions to each Partner, if any;

                  (v)    the marketing activities of the Partnership;

                  (vi) any change to the anticipated phasing of the development of the Property as reflected in the Development Plan;

                  (vii) a proposed Annual Budget for the next Fiscal Year in accordance with the Development Plan and the proposed Annual Business Plan;

                  (viii) prior to the sale of the first Lot by the Partnership, a proposed sales budget for the initial phase of the development of the Property, and prior to the sale of the first lot in each subsequent phase another proposed sales budget shall be prepared (each a "Pro Forma Sales Budget"). Each Pro Forma Sales Budget will establish a targeted sales price for each lot to be sold in the applicable phase that is consistent with the then Annual Business Plan;

                  (ix) the proposed Minimum Sales Requirements for the Fiscal year; and

                  (x) any other matter relating to the development of the Property that the Managing Partner determines should be provided for in the Annual Business Plan.

      (b) The Managing Partner shall be available to discuss the proposed Annual Business Plan and answer any questions related thereto at the meeting of the Designated Representatives scheduled for the fourth quarter of such year. Within thirty (30) days of receipt of the Annual Business Plan, or within ten
(10) days after the fourth quarter meeting of the Designated Representatives, which ever is later, the Designated Representatives shall either approve or disapprove the proposed Annual Business Plan, in whole or in part. The Annual Business Plan generally must be approved by all Designated Representatives. If at the end of such thirty (30) day or ten (10) day period, as applicable, the proposed Annual Business Plan in its entirety has not been approved in the manner required, then it shall be deemed disapproved in its entirety.

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

      (c) If a proposed Annual Business Plan, or any portion thereof, is not approved in the time period specified in Section 6.10(b) above then the General Partners shall cooperate with each other to resolve any questions with respect to the proposed plan and any suggested revisions thereto and shall use their good faith efforts to agree upon an Annual Business Plan for the Fiscal Year in question prior to the beginning of such Fiscal Year. If an Annual Business Plan for any Fiscal Year is not approved prior to the commencement thereof, then, pending final resolution of any dispute, the Managing Partner shall continue to manage, maintain, supervise, direct, and operate the activities of the Partnership in accordance with the approved Annual Business Plan for the previous Fiscal Year (or if no such plan exists, the Development Plan) until the requisite approval of a new Annual Business Plan is obtained; except that the Managing Partner shall be authorized during any interim period to reasonably exceed the prior Fiscal Year's approved Annual Budget amounts for taxes, utility charges and other items not within the reasonable control of the Partnership as well as for increases in contract services and personnel costs to the extent required to maintain the same level of service provided for during the previous Fiscal Year. If after sixty (60) days following the end of the period described in Section 6.10(b) above an Annual Business Plan has not been approved, then the Partners shall be deemed to be in deadlock and any General Partner may initiate the arbitration provisions of Article XIII herein; provided, however, no part of any proposed Annual Business Plan shall be subject to arbitration if such matter would require the Approval of the Partners under Section 6.9(a) or 6.9(c) of this Agreement.

      (d) Upon approval of an Annual Business Plan pursuant to Section 6.10(c) above (whether by approval of the Partners or by arbitration), the Managing Partner shall promptly take all action necessary to cause the Annual Business Plan to be implemented by the Partnership.

      SECTION 6.11 MANAGEMENT BY LIMITED PARTNERS PROHIBITED. Except as otherwise provided herein, the Limited Partners, as such, shall not participate in or have control over the management of the Partnership's business and shall not transact any business for the Partnership.

      SECTION 6.12 INSPECTION. Each Partner shall at all times have the right, power and authority, at its sole cost and expense, to perform (or have its agents or representatives perform) such tests, inspections, surveys and reviews of the business and affairs of the Partnership as it shall, in its sole discretion, deem necessary or advisable.

      SECTION 6.13 CONSULTATIONS. The Managing Partner shall, on a continuing basis, use reasonable efforts to provide adequate opportunity for reasonable consultations with the Partners (or their agents) prior to any recommendation (preliminary or otherwise) with respect to any matter requiring the consent or Approval of the Partners.

      SECTION 6.14 COMPENSATION.

            (a) Except as otherwise set forth in Section 6.6, no Partner or Affiliate thereof shall be paid compensation for serving as a Partner or in connection with any services, directly or indirectly, rendered to or for the Partnership.

            (b) The General Partners will be reimbursed by the Partnership for all reasonable costs and expenses incurred in connection with the management and operation of the Partnership's assets and business, with the exception of general overhead expenses, provided that

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

(i) all such costs and expenses are evidenced by reasonable substantiating documentation such as receipts, invoices, canceled checks and statements, and
(ii) such amounts are set forth in the Development Budget and/or Annual Business Plan.

      SECTION 6.15 REMOVAL OF MANAGING PARTNER. Upon (i) the occurrence of an Event of Default with respect to Ashton Woods GP or Ashton Woods LP (or any Affiliate or any permitted transferee thereof); (ii) any Transfer of an interest in Ashton Woods GP or Ashton Woods LP not permitted by Article X; (iii) the occurrence of an event of default under the Financing (after giving effect to any applicable grace or cure periods) that is not caused by CLGP, CL, or any Affiliate of CLGP or CL; or (iv) the Partnership shall for any reason within the reasonable control of the Managing Partner fail to achieve any of the Minimum Sales Requirements included within an Approved Business Plan for two (2) consecutive quarterly periods, then in each case CLGP shall have the right (but not the obligation) in it sole discretion to remove Ashton Woods GP as the Managing Partner by giving written notice of such removal to Ashton Woods GP; provided that the time period by which the Minimum Sales Requirements must be achieved shall be subject to extensions for an aggregate period of up to six (6) months on account of one (1) or more Force Majeure Events. Items not within the reasonable control of the Managing Partner: shall include, but not be limited to, (i) the default by a homebuilder (other than Ashton Woods) in its obligation to acquire Lots in the Project from the Partnership pursuant to a Lot Sales Contract executed by the Partnership, and (ii) the failure of a contractor to perform its obligations in accordance with a contract or agreement executed by the Partnership. Any such removal shall be effective immediately upon the giving of such notice, and CLGP or an Affiliate thereof designated by CLGP shall be the Managing Partner and the Partnership shall continue, subject to the terms of
Article XI. CLGP, or its designee, shall have all power necessary to amend the Partnership's Certificate of Limited Partnership and this Agreement as necessary to reflect any such removal and the designation of CLGP, or its designee, as the Manager Partner. Following any such removal, Ashton Woods GP shall continue to be a General Partner, except as otherwise provided in Article XI. The Managing Partner shall have the right to submit proposed updates of the Minimum Sales Requirements and the reasons for such proposed changes to CLGP on a semi-annual basis. If CLGP shall approve such proposed changes in the Minimum Sales Requirements in its sole discretion, such revised Minimum Sales Requirements shall be substituted for the sale requirements set forth on Schedule 6.15. The parties acknowledge that the failure to achieve the Minimum Sales Requirement will not give rise to any claim or action for damages unless such failure is due to the default or material breach by the Managing Partner of its obligations under this Agreement.

      SECTION 6.16 PARTNER MEETINGS.

            (a) It is expressly understood and agreed that the Partners shall reasonably cooperate with each other to meet, review documents and/or make decisions. Furthermore, the Partners may be contacted, and decisions made, by telephone, facsimile or email in lieu of face-to-face meetings, subject, however, to those matters requiring the Approval of the Partners.

            (b) Quarterly meetings of the Partners shall be held at 10:00 a.m., Atlanta, Georgia time, unless another date, time is or place is Approved by the Partners. Any action may be taken at the quarterly meetings which is reserved to the Partners pursuant hereto or is otherwise presented to the Partners at the meeting.

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

            (c) Special meetings of the Partners may be called by any Partner by delivering to the other Partners a written request stating that the requesting Partner wishes to call a meeting and indicating the specific purpose for which the meeting is to be held. Action at the meeting shall be limited to those matters specified in the call of the meeting. This provision shall not be construed to require the holding of any special meetings.

            (d) Unless waived or otherwise not required pursuant hereto, a notification of all meetings, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Managing Partner or any Partner to each Partner. If the applicable party fails to timely deliver such notices, then any Partner may deliver such notices, provided that, in such event, the notices shall be delivered to each Partner no less than two (2) nor more than sixty (60) days before the meeting. Notwithstanding the foregoing, any Partner may request one postponement of the meeting date for a period not to exceed five (5) Business Days by giving written notice to the non-requesting Partners at least one (1) Business Day prior to the scheduled date of such meeting.

            (e) Attendance at a meeting shall constitute a waiver of notification of the meeting, except where such Person attends for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notification of the meeting but not so included, if the objection is expressly made at the meeting.

            (f) Any Partner may designate other parties to attend Partner meetings in an ex-officio capacity, unless objected to by any other Partner. Such parties may consult with and advise the Partners but may not vote at such meetings.

            (g) All Partners who are not in default hereunder may vote either in person or by proxy at any meeting. Each Partner's percentage voting power at a meeting shall be equal to its Percentage Interest. Notwithstanding anything contained herein to the contrary, all references to approval or voting by the Partners shall mean those Partners who are entitled to vote hereunder at the time the vote is taken on such matter. All decisions reserved to the Partners shall be made by the concurring majority vote of the Partners entitled to vote at and attending such meeting; provided, however, any decisions which must be Approved by the Partners or are subject to the Approval of the Partners shall be made by the requisite percentage vote of the Percentage Interests of the Partners entitled to vote at such meeting, whether attending the meeting or not, and reduced to writing and signed by the Partners in order to be effective.

            (h) Partners may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at the meeting.

            (i) Any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by all Partner(s) who are entitled to vote hereunder and who are holding the percentage of Partner's Percentage Interests and/or are required to approve such action under the Act or this Agreement.

Such consent shall have the same force and effect as a vote of the signing Partners at a meeting duly called and held pursuant to this Section 6.16. No prior notice from the signing Partner(s) to the other Partner(s) shall be required in connection with the use of a written consent pursuant to this
Section 6.16. Notification of any action taken by means of a written consent of Partners shall, however, be sent within a reasonable time after the date of the consent to all Partners who did not sign the written consent. In this regard, if a Partner is requested in writing to consent to or reject any actions specified in such request, such Partner shall be deemed to have rejected such action if such Partner fails to respond in writing within five (5) business days after receipt of such request.

            (j) A Partner may vote either in person or by proxy executed in writing by the Partner. A photographic, photo static, facsimile, email or similar reproduction of a writing executed by the Partner, shall be treated as an execution in writing for purposes of this Section 6.16. Proxies for use at any meeting of Partners or in connection with the taking of any action by written consent shall be filed with the Managing Partner before or at the time of the meeting or execution of the written consent, as the case may be. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Such person's proxy shall be deemed automatically revoked upon the death, resignation or removal from such office of a Partner as such person previously held.

            (k) In addition to the other rights specifically set forth in this Agreement, each Partner is entitled to all information to which that Partner is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

                                   ARTICLE VII
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      SECTION 7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) Ashton Woods GP and Ashton Woods LP hereby represent and warrant to and covenant with the other Partners the following:

                  (i) Ashton Woods GP is corporation duly organized and validly existing in the State of Texas, and has full power to carry on its business and to own and operate its assets and to carry out the transactions contemplated in this Agreement. Ashton Woods LP is a limited liability company duly organized and validly existing in the State of Texas, and has full power to carry on its business and to own and operate its assets and to carry out the transactions contemplated in this Agreement.

                  (ii) Each of Ashton Woods GP and Ashton Woods LP has duly authorized, executed and delivered this Agreement, and this Agreement is the legal and binding obligation of each of Ashton Woods GP and Ashton Woods LP.

                  (iii) The execution, delivery and performance of this Agreement by each of Ashton Woods GP and Ashton Woods LP does not and will not conflict with, violate or constitute a breach or default under the respective organizational documents of Ashton Woods GP or Ashton Woods LP, any agreement or instrument by which either is bound or to which its properties or assets are subject, or any law, regulation, writ, order, injunction or decree to which either is subject.

                  (iv) There is no action, suit or proceeding pending against such Partner or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality that could adversely affect or would prohibit its entering into or performing its obligations under this Agreement.

            (b) CLGP and CL hereby represent and warrant to and covenant with the other Partners the following:

                  (i) CLGP is a Georgia limited liability company duly organized and validly existing in the State of Georgia, and has full power to carry on its business, to own and operate its assets and to carry out the transactions contemplated in this Agreement. CL is a Texas limited partnership duly organized and validly existing in the State of Texas, and has full power to carry on its business, to own and operate its assets and to carry out the transactions contemplated in this Agreement.

                  (ii) Each of CLGP and CL has duly authorized, executed and delivered this Agreement, and this Agreement is the legal and binding obligation of each of CLGP and CL.

                  (iii) The execution, delivery and performance of this Agreement by each of CLGP and CL does not and will not conflict with, violate or constitute a breach or default under the certificate of formation or operating agreement of CLGP or the certificate of limited partnership or limited partnership agreement of CL, any agreement or instrument by which either is bound or to which its properties or assets are subject, or any law, regulation, writ, order, injunction or decree to which either is subject.

                  (iv) There is no action, suit or proceeding pending against such Partner or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality that could adversely affect or would prohibit its entering into or performing its obligations under this Agreement.

      SECTION 7.2 INDEMNITY FOR BREACH OF WARRANTY. If there is a breach by a Partner of any of the representations, warranties set forth in Section 7.1 above, and if the non-breaching Partner(s) or the Partnership, as applicable, suffer any loss or damages as a result thereof, then the breaching Partner shall duly, irrevocably and unconditionally indemnify, defend and hold the other Partners and the Partnership harmless from and against any claims, causes of action, liabilities, costs, expenses, damages or losses of any nature whatsoever arising out of, incident to or resulting from such breach, including without limitation reasonable attorneys' fees and costs of litigation.

      SECTION 7.3 SCOPE OF AUTHORITY. Each Partner agrees to indemnify, defend and hold harmless the other Partners and the Partnership from and against all claims, causes of action, liabilities, costs, expenses, damages or losses of any nature whatsoever arising or resulting from or by reason of (a) such Partner's acting outside of the scope of its authority under this Agreement, or (b) such Partner's gross negligence or willful misconduct (excluding, however,

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

failure to make a required Additional Capital Contribution) in the performance of its obligations and duties under this Agreement.

                                  ARTICLE VIII
                   CONTRACTS WITH RELATED PARTIES; ACQUISITION
                         AND DEVELOPMENT OF THE PROPERTY

      SECTION 8.1 RELATED PARTY CONTRACTS.

            (a) With the exception of Lot Sale Contracts with an Affiliate of Ashton Woods that are approved by CLGP, the Partnership shall not enter into any agreement with any Partner or with any Affiliate of such Partner for the furnishing to the Partnership of goods or services for the Project or for the acquisition or sale of property, unless such relationship has been disclosed, in writing, to the other Partners and such agreement is approved by the holders of at least a majority of the Percentage Interests held by the Partners who are not Affiliates of such Partner, with the rates of compensation, commission, remuneration or purchase price not in excess of those prevailing in the market place.

            (b) Notwithstanding anything in this Agreement to the contrary, in the event Ashton Woods or any Affiliate of Ashton Woods is in default under any Lot Sale Contract (after giving effect to any applicable notice and cure period) with the Partnership, then in such event and as long as the default is continuing, CLGP will have the sole, exclusive and unilateral right on behalf of the Partnership (i) to select which remedy or remedies that the Partnership may exercise, and (ii) if a Lot Sale Contract is terminated, to thereafter remarket to third parties the Lots in the Project which are the subject of such terminated Lot Sale Contract (or portion thereof). In addition, notwithstanding anything in this Agreement to the contrary, CLGP shall have the sole, exclusive and unilateral right on behalf of the Partnership (1) to give all notices on behalf of the Partnership under or with respect to all Lot Sale Contracts with Ashton Woods or any Affiliate of Ashton Woods, (2) to terminate any Lot Sale Contract executed by Ashton Woods or any Affiliate of Ashton Woods with the Partnership if Ashton Woods or any Affiliate of Ashton Woods is in default with respect to such Lot Sale Contract (after giving effort to any applicable notice and cure period thereunder), (3) to select which remedy or remedies that the Partnership may exercise, and (4) to remarket and sell to third parties the Lots which are the subject of any terminated Lot Sale Contract(s).

            (c) The Managing Partner shall have the unilateral right to designate one or more third party national title companies to be used for all lot closings.

      SECTION 8.2 ACQUISITION OF THE REAL PROPERTY. The Partnership shall acquire the Real Property pursuant to the Purchase Agreement.

                                   ARTICLE IX
                                    BUY-SELL

      SECTION 9.1 BUY-SELL.

            (a) At any time after the execution of this Agreement if any Major Decision described in Section 6.9(c) hereof, is proposed by a Partner and Approval of the Partners is not

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

obtained within thirty (30) days following delivery of such proposal in writing to the General Partners, the Partners agree to meet again within seven (7) Business Days of a "Deadlock" (herein so called) on such Major Decision and attempt in good faith to negotiate a mutually acceptable resolution to the Deadlock. In the event the Partners are unable to reach such agreement and resolve the Deadlock within ten (10) days thereafter, any Partner (that is not a Defaulting Partner) shall have the right, by giving written notice (the "Offer Notice") to the other Partner(s), to offer to purchase the other Partners' who are not its Affiliates entire Partnership Interest(s) in the Partnership. The Offer Notice shall state that the Partner giving such notice (on behalf of itself and its Affiliates in this Partnership) (the Partner giving such notice and all of such Partner's Affiliates in the Partnership shall hereinafter be collectively referred to as the "Offering Party") desires to purchase (1) the entire Partnership Interest(s) of the other Partner(s) and such other Partner's Affiliates in the Partnership (the other Partner and such other Partner's Affiliates in the Partnership shall hereinafter be collectively referred to as the "Other Party"). The Offer Notice shall also specify (A) an amount (the "Stated Amount") which the Offering Party would pay for all Partnership assets which Stated Amount shall in any case be not less than the aggregate of all indebtedness owed at that time by the Partnership, and which shall be used in the calculations under this Section 9.1, and (B) the total amount of all indebtedness for the Partnership.

            (b) The aggregate purchase price (the "Interest Purchase Price") for the Partnership Interest(s) of the Selling Partner (as defined in Section 9.1(d) below) pursuant to this Section 9.1 shall be the aggregate amount which would be distributed to the Selling Partner pursuant to Section 4.9 of this Agreement (after giving effect to all applicable provisions of this Agreement and after liquidating all Partnership indebtedness and all the indebtedness and reserves then existing but without establishing any additional reserves) if all of the assets then held by the Partnership were sold on the Purchase Closing Date (as defined below) for a gross sales price equal to the Stated Amount and the proceeds of such sale were distributed pursuant to Section 4.9. In the event that the amount described above which would be distributed to the Selling Partner under Section 4.9 would be zero, then the Interest(s) Purchase Price shall be Ten and No/100 Dollars ($10.00), subject to the provisions of Section 9.1(f) hereof. The Interest Purchase Price to be paid for the Selling Partner's Partnership Interest(s) in the Partnership, and the terms of payment and closing of such transaction, shall be subject to the provisions hereof.

            (c) The Other Party shall have a period of twenty (20) days after the receipt of the Offer Notice within which to notify the Offering Party in writing whether such Other Party shall, at the Other Party's option, (i) purchase all of the Partnership Interest(s) of the Offering Party at the pro rata Interest(s) Purchase Price and subject to the other terms established as provided above, or (ii) sell its (and its Affiliates') entire Partnership Interest(s) in the Partnership to the Offering Party at the pro rata Interest(s) Purchase Price and subject to the other terms established as provided above. The Other Party's failure to timely deliver such written notice shall be deemed to be its election to sell its Interest(s) to the Offering Party.

            (d) If the Selling Partner (or its Affiliate) is also the Developer then such Development Agreement may be terminated in whole or in part at the option of the Purchasing Partner (as defined in Section 9.1(e) below) on notice to the Selling Partner; provided, however, notwithstanding such termination of the Development Agreement, the Developer will be entitled to be paid any unpaid Development Fees and expenses accrued through the date of termination of the Development Agreement(s) and shall remain liable for any of its obligations arising prior to such termination. In the event the Managing Partner is a Selling Partner, no further fees shall be payable to it under Section 6.6 except as may accrue prior to the Purchase Closing Date (as defined in (e) below).

            (e) Irrespective of whether the Other Party timely notifies the Offering Party that such Other Party desires to purchase the Partnership Interest of the Offering Party or to sell its Partnership Interest to the Offering Party, and irrespective of whether the Other Party fails to timely reply within the specified twenty (20) day period, the purchase and sale transaction to be effectuated pursuant to this Section 9.1 hereof with respect to the applicable Partnership Interest(s) shall be closed on the date (the "Purchase Closing Date"), whichever is earlier, that is (A) ninety (90) days from the receipt by the Other Party of the original Offer Notice given by the Offering Party, or (B) the date specified in the Offer Notice, but not earlier than sixty (60) days from receipt of the Offer Notice. On the Purchase Closing Date, the selling Partner and its Affiliates in the Partnership (the selling Partner and its Affiliates are hereafter collectively referred to as the "Selling Partner") shall convey, transfer and assign to the purchasing Partner (herein the "Purchasing Partner"), by deed, bill of sale and/or other instruments of transfer as may be reasonably requested by the Purchasing Partner, the Selling Partner's entire Partnership Interest(s) in the Partnership and shall then and thereafter, to the extent requested by the Purchasing Partner, cooperate to effect an efficient continuation of the affairs of the Partnership and the operation, management and maintenance of the Project. On the Purchase Closing Date, the Purchasing Partner shall pay to the Selling Partner the Interest(s) Purchase Price for the Selling Partner's interest(s) in the Partnership.

            (f) It shall be a condition precedent to the closing of the purchase and sale of the Selling Partner's Partnership Interest(s) that the Purchasing Partner shall either (i) pay in full any loan to the Partnership from any Person under which the Selling Partner (or any Affiliate thereof) has personal liability (plus any deferred and accrued and unpaid interest thereon and any required prepayment premium and/or yield maintenance fees), or (ii) have the Selling Partner (or any Affiliate thereof) released from personal liability for payment of the principal and interest of such loan (and provide a complete indemnity to the Selling Partner from the Purchasing Partner for other obligations thereunder or relating thereto). In addition, the Selling Partner may, in its sole, absolute and unilateral discretion, and without prejudice to any other legal or equitable remedies it may have, unilaterally prohibit the closing from occurring unless simultaneously therewith either (1) any such loan is so repaid, or (2) such release from liability is obtained. For the avoidance of doubt, the Interest Purchase Price shall not be increased or adjusted whether any such loan is repaid or such release is obtained (it being understood and agreed for purposes of calculation of the Interest Purchase Price that the amount of any such indebtedness shall be deducted from the Stated Amount in determining the Interest Purchase Price).

            (g) In the event a Partner (or any Affiliate) is at the time of the Offer Notice holding a bona fide written third party offer to buy any Interest in the Partnership (or all or substantially all of the Project), such offer must be disclosed to the other Partner.

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

                                    ARTICLE X
                       TRANSFER OF PARTNERSHIP INTEREST(S)

      SECTION 10.1 TRANSFER OF PARTNERSHIP INTEREST(S)S HELD BY THE GENERAL PARTNER. Except as otherwise herein expressly provided, no General Partner may, without the prior Approval of the Partners, voluntarily retire or withdraw from the Partnership, substitute any person, firm or corporation in its stead or sell, assign, transfer or otherwise dispose of all or any part of its Partnership Interest(s) in the Partnership; provided, however, that nothing in this Section 10. 1 shall prevent or restrict a General Partner from:

            (a) pledging, granting a security interest in or otherwise encumbering its Partnership Interest(s) to secure the Financing(s); or

            (b) selling, assigning, transferring or otherwise disposing of its right to receive distributions with respect to its respective Partnership Interest(s) to Affiliates of the General Partner, provided that no such transfer shall dissolve the Partnership or entitle the assignee to become a partner or to interfere or otherwise participate in the management or administration of the affairs or business of the Partnership, to require any information or accounts of Partnership transactions, to inspect the Partnership's books or otherwise to have any connection with or rights against the Partnership or the Partners (except the assigning Partner), and provided further that the Partnership shall not be required to recognize any such transfer until the Partners shall have received from the General Partner notice and other evidence reasonably satisfactory to the Partners of such transfer; or

            (c) in the case of CLGP, transferring or assigning all of its Partnership Interest to CREC and/or Lumberman's Investment Corporation or any other Affiliate of CREC and/or Lumberman's Investment Corporation.

      SECTION 10.2 ACQUISITION OF PARTNERSHIP INTEREST(S) FOR INVESTMENT.

            (a) Each Partner hereby represents and warrants to the other Partners and to the Partnership that the acquisition of its Partnership Interest(s) is made for its own account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest(s).

            (b) Each Partner represents and agrees that it is aware that its Partnership Interest has not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws, and agrees that it will not sell, assign or otherwise transfer its Partnership Interest(s) or any fraction thereof unless the Partnership Interest(s) has(have) been registered under the Securities Act of 1933, as amended, and under any applicable state securities laws, or such sale, assignment or transfer is exempt from such registration (and, if requested, opinions of counsel to such effect are obtained and Approved by the Partners) and, in any event, it will not so sell, assign or otherwise transfer its Partnership Interest(s) or any fraction thereof to any person or entity who does not similarly represent, warrant and agree as provided herein.

            (c) Each Partner understands that its right to sell, pledge, transfer, assign or dispose of its Partnership Interest is restricted by the terms of this Agreement and state and federal securities laws.

            (d) Each Partner represents that it is a sophisticated and knowledgeable investor with experience in making investments such as the one it is making in the Partnership, it has been provided with, or has had access to, such information as it deems necessary to or useful in its evaluation of the merits, risks and tax consequences of an investment in the Partnership and of making an informed investment decision, and it has been advised by its counsel, accountants, financial advisors or such other Persons it has deemed appropriate concerning this Agreement and its investment in the Partnership

      SECTION 10.3 TRANSFER OF PARTNERSHIP INTEREST(S) HELD BY ANY LIMITED PARTNER.

            (a) Except as otherwise herein expressly provided, no Partnership Interest(s) of any Limited Partner nor any fraction thereof may be voluntarily sold, exchanged, pledged, assigned or transferred by any Limited Partner without being Approved by the Partners; provided, however, nothing in this Section 10.3(a) shall prevent or restrict any Limited Partner from (i) pledging, granting a security interest in or otherwise encumbering its Partnership Interest(s) for the Financing(s) subject to the terms and provisions of this Agreement, including specifically, but not limited to, Section 10.5 hereof, and
(ii) transferring or assigning its Partnership Interest(s) to one or more Affiliates of such Limited Partner.

            (b) Any Approval of the Partners of a permitted sale, exchange, transfer or assignment under Section 10.3(a) above shall be conditioned upon receipt by the General Partners of a written opinion of counsel (if requested by a Partner) reasonably satisfactory in all respects to counsel for the Partnership and counsel for the Partner requesting same confirming that,

                  (i) such sale, exchange, transfer or assignment would not violate the Securities Act of 1933, as amended, or any state securities or "blue sky" laws (including any investor suitability standards) applicable to the Partnership or the Partnership Interest(s) to be sold, exchanged, transferred or assigned;

                  (ii) such sale, exchange, transfer or assignment would not terminate the Partnership or cause the Partnership to lose its status as a partnership for federal income tax purposes; and

                  (iii) such sale, exchange, transfer or assignment, when added to the total of all other sales, exchanges, transfers or assignments of Partnership Interest(s) within the preceding twelve (12) months, shall not result in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code.

      SECTION 10.4 INCAPACITY OF A PARTNER. Upon the incapacity of any Partner that is a natural person, its permitted successors or assigns shall have (i) all the rights of such Partner for the purpose of settling or managing its affairs, and (ii) such power as the incapacitated Partner possessed to assign all or any part of its Partnership Interest(s) and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted Partner. The incapacity of any Partner shall not dissolve the Partnership.

      SECTION 10.5 ASSIGNEES.

            (a) The Partnership shall not recognize for any purpose any purported sale, exchange, pledge, assignment or transfer of all or any fraction of the Partnership Interest(s) of any Partner unless (i) such Partner complies with the provisions of this Article X, (ii) the Partnership shall have received evidence satisfactory to the unaffected Partners that the proposed purchaser, assignee or transferee has the financial capacity to fully perform and observe the obligations of such Partner under this Agreement, and (iii) there shall have been filed with the Partnership a written and dated notification of such sale, exchange, pledge, assignment or transfer, in form Approved by the Partners, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee, and such notification (1) contains the acceptance and assumption by the purchaser, assignee or transferee of all of the terms and provisions of this Agreement in a manner reasonably satisfactory to the Partners, and (2) represents that such sale, exchange, pledge, assignment or transfer was made in accordance with all applicable laws and regulations. Notwithstanding anything to the contrary, no assignment hereunder shall release the Partner assigning its Interest hereunder from the obligations and indemnities contained herein and arising prior to the date of the assignment.

            (b) If any Partner shall sell, assign or transfer all of its Partnership Interest(s), it shall cease to be a Partner hereunder, as the case may be, except that, unless and until a substituted partner is admitted in its stead, such Partner shall retain the statutory rights of the assignor of a partner's interest under the Act.

            (c) A person who is the assignee of all or any fraction of the Partnership Interest(s) of any Partner, but does not become a substituted partner and desires to make a further assignment of such Partnership Interest(s), shall be subject to all the provisions of this Section 10.5 to the same extent and in the same manner as the assigning Partner.

      SECTION 10.6 SUBSTITUTED PARTNER. No Partner shall have any right to substitute a purchaser, assignee, transferee, donee or other recipient of all or any portion of such Partner's Partnership Interest as a partner in its place. Any such purchaser, assignee, transferee, donee or other recipient of any such Partner's Partnership Interest(s) shall be admitted to the Partnership as a substituted partner only with the Approval of the Partners, which consent may be arbitrarily granted or withheld in the sole discretion of the General Partners. Any such consent by the General Partners shall be binding and conclusive and shall be evidenced by the execution by the General Partners of an amendment to this Agreement evidencing the admission of such person as a substituted partner.

      SECTION 10.7 INDIRECT TRANSFERS. In order to effectuate the purpose of this Article X, each Partner agrees that, except as expressly authorized in
Section 10.1 and Section 10.3 hereof, no transfer or other disposition of any stock, partnership, limited liability company, or other beneficial interest in any Partner or other such Person which controls any part of any Partnership Interest will be effected, directly or indirectly, unless Approved by the Partners; provided, however, the trading of shares of stock of any Person whose shares are traded on a national securities exchange or in the over-the-counter securities market, or a sale of all or substantially all the assets of such a Person, or the merger or consolidation of such a Person, or acquisition of a controlling interest in such a Person, shall be permitted and will not be deemed to violate the provisions of this Article X.

                                   ARTICLE XI
                                     DEFAULT

      SECTION 11.1 EVENTS OF DEFAULT. The occurrence of any of the events set forth below shall constitute an event of default ("Event of Default") hereunder on the part of a Partner with respect to whom such Event of Default occurs (the Partner with respect to whom such Event of Default has occurred, shall hereinafter be referred to as the "Defaulting Partner") if, within fifteen (15) Business Days following the receipt of written notice of such Event of Default described in Subsection 11.1(g), (h), (i), or (j) below from any other Partner, the Defaulting Partner fails to pay such monies or, in the case of non-monetary defaults, fails to cure such default; provided, however, notwithstanding the foregoing, the occurrence of any of the events described in Subsections 11.1(a) through (f) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time except as specifically set forth in any such subsection. The Partners, other than the Defaulting Partner and its Affiliate, shall hereinafter be collectively referred to as the "Non-Defaulting Partners." The following shall be Events of Default as set forth above and for all purposes of this Agreement:

            (a) The violation of a Partner of any of the restrictions or prohibitions set forth in this Agreement upon the right of a Partner to sell, exchange, pledge, assign or transfer its Partnership Interest(s) or any portion thereof or any interest therein;

            (b) Institution of any Bankruptcy affecting a Partner or the commencement of any other proceedings of any nature under any laws of the United States or of any state for the relief of debtors wherein such Partner is seeking relief as a debtor;

            (c) A general assignment by a Partner for the benefit of creditors;

            (d) A proposed plan, arrangement or other action by a Partner's creditors taken as a result of a general meeting of the creditors of such Partner;

            (e) Admission by a Partner in writing of its or his inability to pay its or his debts as they mature;

            (f) Attachment, execution or other judicial seizure of all or any substantial part of a Partner's Partnership Interest(s) or other assets, such attachment, execution or seizure remaining undismissed or undischarged for a period of ninety (90) days after the levy thereof;

            (g) Default in performance of or failure to comply with any material agreement, obligation or undertaking of a Partner contained herein or material breach of fiduciary duty by such Partner, or in the case of a General Partner, any other event not specified herein which would constitute an "event of withdrawal" of such general partner under the Act;

            (h) Failure of a Partner to make an Additional Capital Contribution when required pursuant to Article III of this Agreement;

            (i) Failure to repay any Contribution Loan when required pursuant to Section 3.4(c) herein; and

            (j) If any representation or warranty made by a Partner in this Agreement shall be false or misleading or otherwise untrue in any material respect.

      SECTION 11.2 ELECTIONS OF NON-DEFAULTING PARTNER.

            (a) Purchase of Defaulting Partner's Interest. Within one-hundred eighty (180) days following the occurrence of an Event of Default that is continuing, any Non- Defaulting Partner that is not an Affiliate of the Defaulting Partner shall have the right to acquire the entire Partnership Interests of the Defaulting Partner (and such Defaulting Partner's Affiliates) for cash, except as provided in Section 11.2(b) hereof, at a "Purchase Price" determined pursuant to the procedure set forth in Section 11.2(c), subject to reduction by the amount of any indebtedness, plus accrued interest thereon, owed to the Non-Defaulting Partner (or its Affiliates) or the Partnership by the Defaulting Partner (and such Defaulting Partner's Affiliates) as of the date on which the Non-Defaulting Partner's purchase of the Defaulting Partner's (and such Defaulting Partner's Affiliates) entire Partnership Interests is closed and consummated, whereupon such indebtedness shall be simultaneously canceled. Any indebtedness owed by the Partnership to the Defaulting Partner (and such Defaulting Partner's Affiliates) as of such closing date shall be repaid at closing. In furtherance of such right, the Non-Defaulting Partner may notify the Defaulting Partner, at any time following an Event of Default and prior to a cure thereof, of its election to institute the arbitration procedure set forth in Article XIII to determine the Purchase Price of the Partnership Interests. Upon receipt of notice of determination of the "Fair Market Value" pursuant to
Section 11.2(c), of the Defaulting Partner's (and its Affiliates') entire Partnership Interests in the Partnership, the Non-Defaulting Partner may notify the Defaulting Partner of its election to purchase the Partnership Interests of the Defaulting Partner and its Affiliates. The right of the Non-Defaulting Partner to institute the procedures for purchase of the Defaulting Partner's and its Affiliates' entire Partnership Interests in the Partnership as set forth in this Section 11.2 shall continue until either the Event of Default is cured or the Non-Defaulting Partner elects to exercise its right to dissolve and terminate the Partnership as provided in Section 11.2(d) below.

            (b)   Closing.

                  (i) The purchase by the Non-Defaulting Partner of the Defaulting Partner's (and such Defaulting Partner's Affiliates) entire Partnership Interests shall be closed and consummated in the principal office of the Partnership at 11:00 a.m., local time, on a date specified by the Non-Defaulting Partner on at least five (5) days' notice to the Defaulting Partner, to be not later than the one hundred eightieth (180th) calendar day following the date of the Non-Defaulting Partner's notice of its election to purchase such Partnership Interests from the Defaulting Partner (and such Defaulting Partner's Affiliates). The Defaulting Partner (and such Defaulting Partner's Affiliates) shall transfer to the Non-Defaulting Partner their entire Partnership Interests free and clear of all liens, security interests, encumbrances and competing claims. The Non-Defaulting Partner shall deliver to the Defaulting Partner the Purchase Price, as provided in Section 11.2(g), by wire transfer of immediately available Federal Reserve System funds to an account designated by the Defaulting Partner (such designation to be deemed given by the Defaulting Partner for itself and its Affiliates). Simultaneously with the receipt of such cash payment, the Defaulting Partner (and such Defaulting Partner's Affiliates) shall execute and deliver, and each does irrevocably constitute and appoint the Non-Defaulting Partner as its true and lawful attorney to execute and deliver for and on its behalf, such instruments of transfer, such evidence of due authorization, execution and delivery, and such evidence of the absence of any claims, security interests or competing claims as the Non-Defaulting Partner shall reasonably request.

                  (ii) In addition to the adjustment provided for in Section 11.2(c) the Non-Defaulting Partner may elect to offset against the cash portion of the purchase price, when such cash portion is paid, the amount of any loss, damage or injury, the amount of which has been caused to it by the Event of Default.

            (c) Determination of Price. The purchase price (the "Purchase Price") for the Defaulting Partner and its Affiliates' aggregate Partnership Interests shall equal eighty percent (80%) of the Fair Market Value of the Defaulting Partner's (and such Defaulting Partner's Affiliates') Partnership Interests. The Partners shall first attempt to agree upon such Fair Market Value of the Defaulting Partner's (and its Affiliates') Partnership Interests. The "Fair Market Value" of the Partnership Interests shall mean the aggregate amount, if any, that would be distributed by the Partnership to the Defaulting Partner or its Affiliates, as the case may be, with respect to such Partnership Interest (other than in repayment of loans made by such Partner to the Partnership) if all of the assets then held by the Partnership were sold for a gross sales price equal to their Fair Market Value and the proceeds thereof, after payment of all debts and obligations of the Partnership (including loans owed to Partners), were distributed to the Partners pursuant to Section 4.9 hereof. For this purpose, the "Fair Market Value" of the assets of the Partnership shall mean the cash price which a bona fide arm's length purchaser would pay on the date of the valuation for all assets of the Partnership. The Fair Market Value of the Defaulting Partner's (and its Affiliates') Partnership Interests, shall be determined pursuant to the arbitration provisions in Article XIII unless the Partner otherwise agree regarding such value prior to either Partners involving the arbitrator. In the event that the amount distributed to the Defaulting Partner and its Affiliates under Section 4.9 would be zero, then the Purchase Price shall be ten dollars ($10.00).

            (d) Election to Dissolve. If the Non-Defaulting Partners do not elect to acquire the entire Partnership Interests of the Defaulting Partner (and such Defaulting Partner's Affiliates) as set forth in Section 11.2(a), the holders of a majority of the Percentage Interests held by the Non-Defaulting Partners may elect to dissolve and terminate the Partnership pursuant to Section
12.2 of this Agreement by written notice to the Defaulting Partner.

            (e) Voting Rights of Defaulting Partner. Following the occurrence and during the continuance of an Event of a Default by a Partner, such Partner (and its Affiliates) shall cease to have any voting or approval rights as a Partner or Managing Partner in the Partnership, except only that the Defaulting Partner shall retain the right to approve and veto actions or decisions that are set forth in Section 6.9(a) as surviving such Event of Default (except as otherwise provided in Section 6.9(a)).

            (f) Conversion of Defaulting Partners' Partnership Interests. Any Defaulting Partner and any Affiliate of a Defaulting Partner who may have been a General Partner shall have its Partnership Interests automatically converted into a Partnership Interest of a Limited Partner in the Partnership and the Partnership shall continue with any remaining General Partners continuing to serve as such, or in the event such Defaulting Partner is at the time of the Event of Default the only general partner, such Person as shall be appointed as successor general partner by the Non-Defaulting Partners acting by the vote of the holders of a majority of the Partnership Interests held by Persons who are not Affiliates of the Defaulting Partner. The Defaulting Partner (and its Affiliates) shall not be entitled to exercise any voting right or other right of approval, consent or determination under this Agreement, or otherwise to participate in the management of the business of the Partnership, or to vote upon or otherwise participate in Major Decisions or any of the other affairs of the Partnership for so long as the Event of Default remains uncured, except as otherwise may be provided in Section 6.9(a).

            (g) Remedies. Non-Defaulting Partners shall be entitled to pursue such other rights and remedies as may be available at law or in equity as a result of the Event of Default by the Defaulting Partner. Notwithstanding anything contained herein to the contrary, no party herein shall be entitled to seek, claim, receive or collect any consequential, speculative, exemplary, multiple or punitive damages except in the case of proven fraud or willful misconduct.

                                   ARTICLE XII
                        TERM; LIQUIDATION AND DISSOLUTION

      SECTION 12.1 TERM. The Partnership shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 2.5 or this Article XII, provided that if it is not sooner terminated, the Partnership shall terminate on December 31, 2025 (the applicable termination date is hereinafter referred to as the "Partnership Termination Date") and will be dissolved and its affairs shall be wound up, unless an extension is Approved by the Partners. No Partner shall have the right to cause, and each Partner hereby agrees not to cause, the dissolution, termination or liquidation of the Partnership, or to petition a court for a dissolution, termination or liquidation of the Partnership, except as provided in this Agreement. No Partner at any time shall have the right to take any action or to subject the Partnership's assets or any part thereof to the authority of any court of bankruptcy, insolvency, receivership or similar proceedings, without the express written consent and approval of the other Partners.

      SECTION 12.2 DISSOLUTION. The Partnership shall only be dissolved in the event that (i) the General Partners determine to dissolve the Partnership, (ii) the Partnership by its terms, as set forth in Section 12.1, is terminated by virtue of the occurrence of the Partnership Termination Date, as extended in accordance with the provisions of Section 12.1, if applicable, or (iii) an Event of Default has occurred and the Non-Defaulting Partner(s) elect(s) to dissolve the Partnership.

      SECTION 12.3 LIQUIDATION AND DISTRIBUTION PROCEDURE.

            (a) Upon the dissolution of the Partnership, the General Partners shall cause the Partnership to wind up the business and affairs of the Partnership, to pay all just debts and

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

obligations of the Partnership and to distribute the assets of the Partnership in accordance with this Section 12.3. The expenses of liquidation shall be expenses of the Partnership. Upon completion of any such distribution and winding up, the parties hereto shall be relieved of all obligations hereunder except for obligations, duties or rights which have not been determined or ascertained as of the date of such termination and for rights or remedies which a Non-Defaulting Partner may have against a Defaulting Partner at law or in equity. During the period of such winding up, the business and affairs of the Partnership shall be conducted so as to preserve the assets of the Partnership in a manner consistent with the winding up of the affairs thereof.

            (b) In the event of a liquidation and distribution as a result of the occurrence of an Event of Default pursuant to Article XI hereof, the Defaulting Partner shall have no power or authority to bind the Partnership or Partners or to participate in any decisions pertaining to the liquidation and winding up of the Partnership, but shall assist the other Partners in the dissolution and winding up of the Partnership and the distribution of the assets hereof. The Non-Defaulting Partners shall have the unilateral right to continue or to terminate, in whole or in part, any Development Agreement between the Defaulting Partner and the Partnership.

            (c) The assets of the Partnership shall be applied or distributed in liquidation in the following order of priority (giving effect to repayment of Contribution Loans pursuant to Section 3.4(c) hereof):

                  (i) In payment of debts and obligations of the Partnership to third parties and to the establishment of such capital reserves as may be Approved by the Partners;

                  (ii) In repayment of any loans, plus accrued interest thereon, made to the Partnership by the Partners (including Optional Loans in the priorities set forth in, and otherwise in accordance with the provisions of, Section 3.3 hereof); and

                  (iii) Then to the Partners in accordance with the provisions of Section 4.9 hereof.

            (d) Upon dissolution, every reasonable effort shall be made to dispose of the Partnership's assets so that distributions may be made to the Partners in cash. If, upon termination of the Partnership, the Partnership shall nevertheless own non-cash assets, such assets, if any, may be distributed in kind to the Partners in lieu of cash, in proportion to their right to receive the cash assets of the Partnership, on the basis of undivided interests in each non-cash asset in proportions reflecting the net fair market value of the assets so distributed, and reflecting all allocations that would have been made had the assets distributed in kind been sold by the Partnership for their fair market value.

            (e) Notwithstanding any other provision of this Agreement, no Partner will be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in such Partner's Capital Account.

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

                                  ARTICLE XIII
                                   ARBITRATION

      SECTION 13.1 INITIATION.

            (a)   Following either a Deadlock regarding any matter described in
Section 6.9(b) or a deadlock regarding the determination of Fair Market Value of a Defaulting Partner's (and its Affiliates) Partnership Interests pursuant to
Section 11.2(c), (i) the Partners and their respective Affiliates shall attempt in good faith for a period of at least ten (10) days following notice by one Partner to the others, which notice is entitled "Notice of Dispute", to resolve the dispute, and (ii) if the dispute is not resolved in such ten (10) day period, arbitration may be invoked by one Partner after such Partner has presented its (and its Affiliates) written proposal for resolution of the dispute entitled "Proposal for Resolution" to the other and the other Partner (and its Affiliates) have failed to deliver a written acceptance of such proposal within five (5) days of receipt. The Partner invoking arbitration shall do so by sending a notice entitled "Notice of Arbitration."

            (b) In such cases where this Agreement provides for the determination of any matter by arbitration, the same shall be settled and finally determined by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association, subject to the provisions of this Section 13.1. Any arbitration pursuant to this Agreement shall be conducted by one (1) arbitrator, and the arbitration proceeding shall be held in Atlanta, Georgia. The General Partners shall mutually select the arbitrator, who shall be required to have at least ten (10) years of experience in real estate finance or investment in the Southwestern United States and independent of each of the Partners. If the General Partners are unable to agree upon an arbitrator within twenty (20) days of the sending of a Notice of Arbitration, then at the written request of either General Partner each shall select one arbitrator within twenty (20) days of receipt of such request, and the two arbitrators so selected shall appoint the arbitrator to make the determination under this Section. In the event a General Partner fails to appoint its arbitrator in accordance with the preceding sentence, the arbitrator appointed by the other shall be the arbitrator for purposes of settling the dispute which is the subject of such arbitration. In the event there is only one General Partner, such General Partner and the unaffiliated Limited Partner holding the greatest Percentage Interest among the unaffiliated Limited Partners shall select the arbitrator(s).

            (c) In all cases in which an arbitrator is required to render a decision under this Section 13.1, each General Partner (or, if applicable, Limited Partner) shall submit to the arbitrator, within ten (10) days of his selection, its complete proposal for resolution of the issue in dispute. The arbitrator shall be required to select one such proposal as the sole resolution of the matter within ten (10) days of receipt of each party's proposal or after receipt of any evidence and briefs requested by the arbitrator from the parties, provided that the arbitrator's decision must be based on the standard of determining which proposal is in the best interest of the Partnership and also prudent in terms of permitting the Partnership to realize revenues sufficient to pay the Preferred Return payable to the Partners and to return the amounts in the Unreturned Contribution Accounts of the Partners, and taking into account practices normally and customarily followed by real estate operating companies with respect to comparable property in the Houston, Texas metropolitan area. The arbitrator may, in its sole discretion, require that each

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

party to the arbitration submit briefs and evidence to support its position, which the parties shall be required to produce within ten (10) days after the request by the arbitrator. Evidence submitted by the parties may be admitted or excluded in the sole discretion of the arbitrator. The arbitrator shall determine the rules of the hearing procedures for the arbitration, but each party shall have the right to present witnesses to support its position, with the other parties having the right to pose questions or cross-examine such witnesses.

      SECTION 13.2 COURT ENFORCEMENT OF ARBITRATION AWARD. The decision of the arbitrator and any award thereunder including award of costs and attorneys' fees shall be binding upon all Partners and the Partnership and may be confirmed by the judgment of a court of competent jurisdiction. The prevailing party in arbitration shall be entitled to recover its costs and attorneys' fees in the arbitration and in any subsequent legal proceedings required to enforce the award.

      SECTION 13.3 CONSOLIDATION PROCEEDINGS. If Notices of Arbitration are sent with respect to more than one Notice of Dispute involving some or all of the same parties and arising from the same transactions or series of similar transactions, all such arbitration proceedings for which hearings have not yet commenced shall be consolidated through a Notice of Consolidation sent to all General Partners and the Partnership. The process for selecting the arbitrator shall be the same as set forth in Section 13.1, except the time periods for the selection process shall run from the date of the deemed receipt of the Notice of Consolidation instead of running from the sending of the Notice of Arbitration.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

      SECTION 14.1 INDEPENDENT PARTIES. Nothing herein contained shall be construed to constitute any Partner hereof as the agent of any other Partner hereof or to limit in any manner the Partners or their respective Affiliates in the carrying on of their own respective projects, businesses or activities.

      SECTION 14.2 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had all signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

      SECTION 14.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be (a) effective
(i) upon delivery of the same to the intended addressee by hand delivery, facsimile (with confirmation of delivery), or email (with confirmation of delivery), (ii) upon deposit of the same with a reputable overnight courier service (such as Federal Express) for delivery to the intended addressee, or
(iii) upon deposit of the same in the United States mail, postage prepaid, registered or certified mail, return receipt requested, and (b) sent to the intended addressee at the following addresses:

      Ashton Woods GP:           c/o AW Southern Trails, Inc.
               or                11375 West Sam Houston Parkway South, Suite 100
      Ashton Woods LP            Houston, Texas 77031
                                 Attn: Bob Salomon
                                 Fax: 281-561-7774

      with a copy to:            Ashton Woods Homes
                                 1080 Holcomb Bridge Road
                                 Building 200, Suite 350
                                 Atlanta, Georgia 30076
                                 Attn: Bob Salomon
                                 Fax: 770-998-7493

      with a copy to:            Hagen & Parsons, P.C.
                                 14043 Dallas Parkway, Suite 570
                                 Dallas, Texas 75254
                                 Attn: Tim Hagen
                                 Fax: 972-386-0443

      CLGP or CL:                CL Texas I GP, LLC
                                 c/o Cousins Properties Incorporated
                                 2500 Windy Ridge Parkway, Suite 1600
                                 Atlanta, Georgia 30339-5683
                                 Attn: Corporate Secretary
                                 Fax: 770-303-2893

      with copy to:              CL Texas I GP, LLC
                                 5495 Beltline Road, Suite 225
                                 Dallas, Texas 75254
                                 Attention: Craig Knight and Tom Burleson
                                 Telephone: (972) 702-8699
                                 Facsimile: (972) 702-8372
                                 Email: tburleson@guarantygroup.com

      with copy to:              Cousins Properties Incorporated
                                 2500 Windy Ridge Parkway, Suite 1600
                                 Atlanta, Georgia 30339-5683
                                 Attn: Chuck Olderman, Esq.
                                 Fax: 770-857-2362

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

      with a copy to:    Troutman Sanders LLP
                         600 Peachtree Street, N.E.
                         Suite 5200
                         Atlanta, Georgia 30308-2216
                         Attn: Richard H. Brody, Esq.
                         Fax: 404-962-6514

or to such different address as the intended addressee shall have designated by written notice sent in accordance herewith.

      SECTION 14.4 EFFECT AND INTERPRETATION. This Agreement shall be governed by and shall be construed in conformance with the laws of the State of Texas.

      SECTION 14.5 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision shall automatically and retroactively be amended to the minimum extent absolutely necessary to render such provision valid, legal and/or enforceable.

      SECTION 14.6 BINDING UPON SUCCESSORS. Subject to any restrictions on transfer, sale, assignment, pledge, hypothecation or encumbrance contained in this Agreement, this Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, assigns, successors (including successor trustees), distributees, transferees or other successors in interest to all of the parties hereto. Anyone to whom any Partnership Interest(s) in the Partnership may be properly transferred pursuant to the terms of this Agreement, or who shall take such Partnership Interests) by operation of law, shall automatically take such Partnership Interest(s) subject to all of the terms and conditions of this Agreement and shall not be considered to have title to such Partnership Interest(s) until such party has signified his acceptance and assumption of the terms and conditions of this Agreement in writing delivered to each of the Partners in form and substance Approved by the Partners.

      SECTION 14.7 GENDER. All words denoting gender herein shall be deemed to include the masculine, feminine, neuter, singular or plural as the context and facts require.

      SECTION 14.8 HEADINGS. The headings, titles and subtitles herein are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

      SECTION 14.9 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to this Partnership and shall not be modified except in writing by all of the parties hereto. This Agreement may not be amended or modified, except by a written amendment signed by the Partners.

      SECTION 14.10 FORCE MAJEURE. If any party shall be unable to perform its obligations in whole or in part due to a Force Majeure Event, such party shall promptly notify the other parties of the nature of such Force Majeure Event and the obligations affected thereby. Upon delivery of such notice, the performance by the notifying party of the obligations set forth in such notice shall be suspended to the extent, but solely to the extent, performance of such obligations is adversely affected by such Force Majeure Event.

      SECTION 14.11 TIME. Time is of the essence in this Agreement, In computing a period of days for performance or payment as provided hereunder, the first day shall be excluded and the last day shall be included. If the last day of any such period is a Saturday, Sunday or legal holiday, the period shall extend to include the next day which is not a Saturday, Sunday or legal holiday. Any performance or payment which must be taken or made under this Agreement must be taken or made prior to 5:00 p.m. Atlanta, Georgia time on the last day of the applicable period provided hereunder for such action, unless another time is expressly specified. All references to time shall be Atlanta, Georgia time.

                     [SIGNATURE PAGE IMMEDIATELY FOLLOWING]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

                            AW SOUTHERN TRAILS, INC.,
                            a Texas corporation

                            By: /s/ Robert L. Saldmon
                                ------------------------------------------------
                            Name: Robert L. Saldmon
                            Title: Authorized Representatives

                            ASHTON HOUSTON RESIDENTIAL L.L.C.,
                            a Texas limited liability company

                            By: /s/ Robert L. Saldmon
                                ------------------------------------------------
                            Name: Robert L. Saldmon
                            Title: Authorized Representatives

                            CL Texas I GP, L.L.C.,
                            a Georgia limited  liability company

                            By: C L Realty, LLC
                            By: [ILLEGIBLE] Real Estate Corporation

                            By: /s/ Michael J. Quinley
                                ------------------------------------------------
                            Name: Michael J. Quinley
                            Title: Senior Vice President

                            CL TEXAS, L.P.,
                            a Taxas limited partnership

                            By: CL Texas I GP, L.L.C., a Georgia limited company
                            Its: General Partner
                            By: C L Realty, LLC
                            By: [ILLEGIBLE] Real Estate Corporation

                            By: /s/ Michael J. Quinley
                                ------------------------------------------------
                            Name: Michael J. Quinley
                            Title: Senior Vice President